UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
 Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐     Preliminary Proxy Statement
☐     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑     Definitive Proxy Statement
☐     Definitive Additional Materials
☐     Soliciting Material Pursuant to §240.14a-12

AMERICAN REPROGRAPHICS COMPANY
 (Name of Registrant as Specified In Its Charter)

  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

AMERICAN REPROGRAPHICS COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 29, 2010

To Our Stockholders:

We cordially invite you to attend the 2010 Annual Meeting of Stockholders of American Reprographics Company. The annual meeting will take place at the Diablo Country Club, 1700 Clubhouse Road, Diablo, California 94528 on Thursday, April 29, 2010, at 9:00 a.m. PDT. We look forward to your attendance either in person or by proxy.

The purpose of the annual meeting is to:

1. Elect the seven directors named in the proxy statement for the 2010 annual meeting of stockholders, each for a term of one year or until their successors are elected and qualified;

2. Ratify the appointment of Deloitte & Touche LLP as American Reprographics Company’s independent auditors for fiscal year 2010; and

3. Transact any other business that may properly come before the annual meeting and any postponements or adjournments of the annual meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this notice of annual meeting of stockholders. Only stockholders of record at the close of business on March 10, 2010 will receive notice of, and be eligible to vote at, the annual meeting or any postponements or adjournments of the annual meeting. A list of such stockholders will be available at the annual meeting and during ordinary business hours ten days prior to the annual meeting at the principal executive offices of American Reprographics Company at 1981 North Broadway, Suite 385, Walnut Creek, California 94596. If you would like to review the stockholder list, please contact our principal executive offices at 925-949-5100 to schedule an appointment.

A copy of American Reprographics Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 is included with this mailing.

By order of the Board of Directors,

Jonathan R. Mather
Chief Financial Officer and Secretary

March 24, 2010

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to Be Held on April 29, 2010

This proxy statement and our 2009 Annual Report on Form 10-K are available at www.proxyvote.com.

YOUR VOTE IS VERY IMPORTANT

Please read the proxy statement and the voting instructions on the enclosed proxy card. Then, whether or not you plan to attend the annual meeting in person, and no matter how many shares you own, please complete, sign, date and promptly return the enclosed proxy card in the enclosed return envelope. This will ensure that your vote is counted even if you cannot attend the annual meeting in person. The enclosed return envelope requires no additional postage if mailed in either the United States or Canada.

AMERICAN REPROGRAPHICS COMPANY

2010 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

AMERICAN REPROGRAPHICS COMPANY
1981 North Broadway, Suite 385
Walnut Creek, California 94596
(925) 949-5100

March 24, 2010

PROXY STATEMENT

The Board of Directors (the “board” or “board of directors”) of American Reprographics Company is furnishing you with this proxy statement in connection with the solicitation of proxies on its behalf for the 2010 Annual Meeting of Stockholders (the “annual meeting” or “meeting”). The meeting will take place at the Diablo Country Club, 1700 Clubhouse Road, Diablo, California 94528 on Thursday, April 29, 2010, at 9:00 a.m. PDT. In this proxy statement, we refer to American Reprographics Company as the “Company”, “we”, “us”, “our” or “ARC.” At the annual meeting, stockholders will vote on the election of the seven directors named in this proxy statement, the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for fiscal year 2010, and will transact any other business that may properly come before the meeting, although we know of no other business to be presented.

By submitting your proxy (by signing and returning the enclosed proxy card), you authorize Jonathan R. Mather, Chief Financial Officer and Secretary of ARC, and Kumarakulasingam Suriyakumar, the Chairman of the board, President, Chief Executive Officer and a director of ARC, to represent you and vote your shares at the meeting in accordance with your instructions. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponements or adjournments of the meeting.

We are first sending this proxy statement, form of proxy and accompanying materials to stockholders on or about March 24, 2010.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE AND SUBMIT YOUR PROXY CARD IN THE ENCLOSED ENVELOPE.

ANNUAL MEETING AND VOTING INFORMATION

The board seeks your proxy for use in voting at the annual meeting or any postponements or adjournments of the meeting. The annual meeting will be held at the Diablo Country Club, 1700 Clubhouse Road, Diablo, California 94528 on Thursday, April 29, 2010, at 9:00 a.m. PDT. We intend to begin mailing this proxy statement, the attached notice of annual meeting, the accompanying proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 on or about March 24, 2010 to all holders of our common stock, par value $0.001 per share, entitled to vote at the meeting. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 does not constitute a part of the proxy solicitation materials and is not incorporated by reference into this proxy statement.

Purpose of the Annual Meeting

At the annual meeting, stockholders of ARC will be asked to:

1. Elect the seven directors named in this proxy statement, each for a term of one year or until their successors are elected and qualified; and

2. Ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for fiscal year 2010.

Stockholders also will transact any other business that may properly come before the meeting. Members of ARC’s management team and representatives of Deloitte & Touche LLP, the Company’s independent auditors for fiscal year 2010, will be present at the meeting to respond to appropriate questions from stockholders. Representatives of Deloitte & Touche LLP will also make a statement if they so desire.

Admission to the Annual Meeting

All record or beneficial owners of ARC’s common stock may attend the annual meeting in person. When you arrive at the annual meeting, please present photo identification, such as a valid driver’s license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement showing ownership of ARC common stock on the record date of March 10, 2010. ARC also has invited certain ARC employees and certain agents of the Company to attend the annual meeting.

Record Date

The record date for the annual meeting is March 10, 2010. Only stockholders of record at the close of business on that date are entitled to vote at the meeting. The only class of stock entitled to be voted at the meeting is ARC’s common stock. Each outstanding share of common stock is entitled to one vote for all matters presented for a vote at the meeting. At the close of business on the record date, there were 45,664,999 shares of ARC common stock outstanding.

Quorum

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of ARC common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions or treated as “broker non-votes” will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If a quorum is not present at the scheduled time of the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

Required Vote

Proposal 1 — Election of Directors.  The affirmative vote of a plurality of the votes cast at the meeting is required to elect the seven nominees for director named in Proposal 1. This means that the seven nominees for director receiving the highest number of votes cast will be elected. If you vote to abstain or withhold your vote with respect to one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum.

Under recent amendments to the New York Stock Exchange rules, Proposal 1 is no longer a “routine” matter as to which brokers may vote in their discretion on behalf of clients who have not provided voting instructions. This means that if your shares are held by your broker or other nominee in “street name,” and you do not provide your broker or other nominee with instructions on how to vote your shares, your broker or nominee will not be permitted to vote your shares on Proposal 1. This will result in a “broker non-vote.”

Proposal 2 — Ratification of Appointment of Independent Auditors.  The ratification of the appointment of Deloitte & Touche LLP as ARC’s independent auditors for fiscal year 2010, as specified in Proposal 2, requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

Proposal 2 is a “routine” matter under the New York Stock Exchange Rules, and brokers may vote in their discretion on behalf of clients that have not provided voting instructions.

Voting Shares Held in “Street Name”

If your shares are held by a broker or other nominee, you are considered the beneficial owner of shares held in “street name.” If your shares are held in “street name,” these proxy materials are being forwarded to you by your broker or nominee (the record holder), along with a voting instruction card. As the beneficial owner of shares held in “street name,” you have the right to instruct your broker or nominee how to vote your shares and your broker or nominee is required to vote your shares in accordance with your instructions. If you do not give instructions to your broker or nominee, your broker or nominee will nevertheless be entitled to vote your shares with respect to “routine” items, but will not be permitted to vote your shares with respect to “non-routine” items. The election of directors is a “non-routine” item on which your broker or other nominee will not be permitted to vote your shares without specific instructions from you. The ratification of appointment of ARC’s independent auditors is a “routine” item on which your broker or nominee will be entitled to vote your shares without your instructions.

As the beneficial owner of shares, you are invited to attend the meeting. If you are a beneficial owner, however, you may not vote your shares in person at the meeting unless you obtain a proxy form from the record holder of your shares.

Treatment of Abstentions, Votes Withheld and “Broker Non-Votes”

Abstentions and Votes Withheld.  You may vote to abstain or withhold your vote on any of the matters to be voted on at the annual meeting. Abstentions and withheld votes will be treated as shares present for determining whether or not a quorum is present at the annual meeting and entitled to vote on proposals presented at the meeting. Abstentions and withheld votes will have no effect on the vote to elect our directors, who are elected by a plurality of votes, but will be counted as votes against the ratification of the appointment of our independent auditors.

“Broker Non-Votes.”  Broker non-votes occur when a broker or other nominee is unable to vote on a “non-routine” item because of lack of instructions from the beneficial holder (or the holder in “street name”). Shares that are subject to “broker non-votes” will be treated as shares present for quorum purposes, but will not be counted for or against any particular proposal. If you do not provide your broker or nominee with instructions on how to vote your shares held in “street name,” your broker or nominee will not be permitted to vote your shares on “non-routine” items. Under the rules of the New York Stock Exchange, Proposal 1 — Election of Directors is a “non-routine” item and Proposal 2 — Ratification of Appointment of Independent Auditors is a “routine” item. Therefore, unlike prior years, your broker or nominee is not entitled to vote your shares on the election of directors (Proposal 1) without specific instructions from you on how to vote. Your broker or nominee is entitled, however, to vote your shares on the ratification of the appointment of our independent auditors (Proposal 2) without your instructions. If you are the beneficial owner of ARC shares, we strongly encourage you to provide instructions to your broker regarding the voting of your shares.

Voting Instructions

If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. By doing so, you are authorizing the individuals listed on the proxy card to vote your shares in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in either the United States or Canada.

If you are a record holder, and attend the meeting in person, you may deliver your completed proxy card in person at the meeting. Additionally, we will pass out written ballots to record holders who wish to vote in person at the meeting. If you attend the annual meeting, please bring the enclosed proxy card or proof of identification. If you are the beneficial holder of shares held in “street name,” and you wish to vote at the meeting, you will need to obtain a proxy, executed in your favor, from your broker or other nominee and bring it with you to the meeting.

If your shares are held in “street name,” you may be able to vote your shares electronically by telephone or on the internet. A large number of banks and brokerage firms participate in a program provided through Broadridge Financial Solutions, Inc. that offers telephone and internet voting options. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may vote those shares electronically by telephone or on the internet by following the instructions set forth on the voting form provided to you by your record holder.

Revoking your Proxy

If you are the record holder of your shares, you may revoke your proxy at any time before your shares are voted and change your vote:

•	by signing another proxy with a later date and delivering it prior to the annual meeting in accordance with the instructions set forth in this proxy statement;

•	by giving written notice of your revocation to the secretary of ARC prior to or at the meeting or by voting in person at the meeting; or

•	by attending the annual meeting and voting in person.

Your attendance at the meeting itself will not revoke your proxy unless you give written notice of revocation to our secretary before your proxy is voted or you vote in person at the meeting. Any written notice of revocation, or later dated proxy, should be delivered to:

American Reprographics Company
700 North Central Avenue, Suite 550
Glendale, California 91203
Attention: Jonathan R. Mather, Secretary

If your shares are held by a broker or other nominee, you must contact them in order to find out how to change your vote.

Tabulating Votes

Broadridge Financial Solutions, Inc. will tabulate and certify the votes. In addition, a representative of Broadridge Financial Solutions, Inc. will provide an inspector of elections at the annual meeting.

Solicitation of Proxies

ARC is soliciting the proxies and will bear the entire cost of this solicitation, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses and other agents holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation materials to the beneficial owners. We have asked banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record.

Other Business

We know of no other business that will be presented at the meeting. If any other matter properly comes before the Company’s stockholders for a vote at the meeting, the proxy holders will vote your shares in accordance with their best judgment.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees for Director

The board currently consists of seven directors, each of whom has been nominated to serve for a term of one year or until their successors are duly elected and qualified. Our board is not classified and thus all of our directors are elected annually.

Each of the nominees has consented to being named in this proxy statement and has agreed to serve as a member of the board if elected. The Company has no reason to believe that any nominee will be unable to serve. If a nominee is unable to stand for election, the board may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority to vote.

The affirmative vote of a plurality of the votes cast at the meeting is required to elect the seven director nominees listed below. This means that the seven nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them will be elected as directors.

The following table sets forth, with respect to each nominee, his name, the year in which he first became a director of ARC, and his age as of February 28, 2010.

	Year
Name	Elected		Age

Kumarakulasingam Suriyakumar	1998	(1)	56
Thomas J. Formolo	2000	(2)	45
Dewitt Kerry McCluggage	2006		55
Mark W. Mealy	2005		52
Manuel Perez de la Mesa	2002	(3)	52
Eriberto R. Scocimara	2006		74
James F. McNulty	2009	(4)	67

(1)	Served as an advisor of American Reprographics Holdings, L.L.C., a California limited liability company (“Holdings”) since 1998 and as a director of ARC since October 2004. We were previously organized as Holdings and immediately prior to our initial public offering on February 9, 2005, we reorganized as a Delaware corporation, American Reprographics Company.

(2)	Served as an advisor of Holdings since 2000 and as a director of ARC since October 2004.

(3)	Served as an advisor of Holdings since 2002 and as a director of ARC since October 2004.

(4)	Elected by the board in March 2009 to fill a vacancy created upon the resignation of Sathiyamurthy Chandramohan from the board effective July 24, 2008.

The following is a brief description of the principal occupation and business experience of each of our directors and their other affiliations.

Kumarakulasingam (“Suri”) Suriyakumar has served as our President and Chief Executive Officer since June 1, 2007, and he served as our President and Chief Operating Officer from 1991 until his appointment as Chief Executive Officer. On July 24, 2008, Mr. Suriyakumar was appointed Chairman of our board of directors. Mr. Suriyakumar served as an advisor of Holdings from March 1998 until his appointment as a director of American Reprographics Company in October 2004. Mr. Suriyakumar joined Micro Device, Inc. (our predecessor company) in 1989. He became the Vice President of Micro Device, Inc. in 1990. Prior to joining the Company, Mr. Suriyakumar was employed with Aitken Spence & Co. LTD, a highly diversified conglomerate and one of the five largest corporations in Sri Lanka. Mr. Suriyakumar is an active member of the International Reprographics Association (IRgA).

Thomas J. Formolo served as an advisor of Holdings from April 2000 until his appointment as a director of American Reprographics Company in October 2004. Since 1997, Mr. Formolo has been a partner of Code Hennessy & Simmons LLC, or CHS, a private equity firm based in Chicago, Illinois, that specializes in leveraged buyout and recapitalizations of middle market companies in partnership with company management through its private equity funds. He has been employed by CHS’s affiliates since 1990 and has been a member of the management committee since 2001. Mr. Formolo is currently a director of the following companies: KB Alloys, LLC, AMF Bowling Worldwide, Inc., QubicaAMF Worldwide, S.a.r.L., Heartland Dental Care, Inc. and Web Service Company, LLC.

Dewitt Kerry McCluggage was appointed a director of American Reprographics Company in February 2006 and lead independent director in 2007. Mr. McCluggage currently serves as the President of Craftsman Films, Inc., which produces motion pictures and television programs, a company he started in January 2002. An active investor in media-related companies, Mr. McCluggage currently serves as a director of ContentFilm (AIM: CFL), a UK-based, publicly-traded distributor of film and television products, and is actively involved with Trifecta Entertainment, LLC, offering independent syndication sales and barter advertising in the U.S. From 1991 to 2003, Mr. McCluggage served as Chairman of the Paramount Television Group where he was responsible for overseeing television operations. Prior to that, Mr. McCluggage served as President of Universal Television from 1987 to 1991.

Mark W. Mealy was appointed as a director of American Reprographics Company in March 2005. Mr. Mealy has served as Managing Partner of Colville Capital LLC, a private equity firm, since October 2005. Mr. Mealy also served as the Managing Director and Group Head of Mergers and Acquisitions of Wachovia Securities, Inc., an investment banking firm, from March 2000 until October 2004. Mr. Mealy served as the Managing Director, Mergers and Acquisitions, of First Union Securities, Inc., an investment banking firm, from April 1998 to March 2000, and as the Managing Director of Bowles Hollowell Conner & Co., an investment banking firm, from April 1989 to April 1998. Mr. Mealy is a current director of the following companies: Insource Performance Solutions, LLC and McCoy Sales Corporation.

Manuel Perez de la Mesa served as an advisor of Holdings from July 2002 until his appointment as a director of American Reprographics Company in October 2004. Mr. Perez de la Mesa has been Chief Executive Officer of Pool Corporation (NASDAQ: POOL), a wholesale distributor of swimming pool supplies and related equipment, since May 2001 and has also been the President of Pool Corporation since February 1999. Mr. Perez de la Mesa served as Chief Operating Officer of Pool Corporation from February 1999 to May 2001. Mr. Perez de la Mesa serves as a director of Pool Corporation.

Eriberto R. Scocimara was elected as a director of American Reprographics Company in May 2006. Mr. Scocimara has served as the President and Chief Executive Officer of the Hungarian-American Enterprise Fund, a privately managed investment company created by the President and Congress of the United States and funded by the U.S. Government, since 1994. Mr. Scocimara also has served as the President and Chief Executive Officer of Scocimara & Company, Inc, a financial consulting firm, since 1984. Mr. Scocimara has over 30 years of experience in corporate management, acquisitions and operational restructuring. Mr. Scocimara currently serves as a director of Euronet Worldwide, Incorporated (NASDAQ: EEFT), Rockwood Holdings L.P. and Kane Manufacturing Co., Inc. and previously served as a director of Carlisle Companies Incorporated (NYSE: CSL), Roper Industries, Inc. (NYSE: ROP) and Quaker Fabric Corporation.

James F. McNulty was elected as a director of American Reprographics Company in March 2009 to fill a vacancy created by the resignation of Sathiyamurthy Chandramohan from the board effective July 24, 2008. Mr. McNulty served as Chief Executive Officer of Parsons Corporation (“Parsons”), an international engineering, construction and management services firm based in Pasadena, California, until May 2008 and as Chairman of the board of directors of Parsons until November 2008. Mr. McNulty currently serves as a director of American States Water Corporation (NYSE: AWR).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
THE ELECTION OF EACH OF THE SEVEN DIRECTOR NOMINEES LISTED ABOVE

CORPORATE GOVERNANCE

We are committed to good corporate governance practices. As such, we have adopted the American Reprographics Company Corporate Governance Guidelines to enhance the effectiveness of our corporate governance practices. A copy of our Corporate Governance Guidelines can be accessed on our website, www.e-arc.com, by clicking on the “Investor Relations” link at the top of the page and then selecting “Corporate Governance” from the Investor Relations webpage. You can request a printed copy of our Corporate Governance Guidelines, at no charge, by contacting Investor Relations at 925-949-5100 or by sending a request by mail to 1981 N. Broadway, Suite 385, Walnut Creek, California 94596, Attention: David Stickney, Vice President Corporate Communications.

Our Corporate Governance Guidelines govern, among other things, board member responsibilities, committees, compensation, access, education, management succession, and performance evaluation. The guidelines also set forth a non-exhaustive list of director qualification standards and the factors to be considered in making nominations to the board. While the selection of qualified directors is a complex, subjective process that requires consideration of many factors, our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will take into account the judgment, experience, skills and personal character of any candidate, as well as the overall needs of the board, in considering board candidates. Additional information on this process is set forth below in the section entitled “Director Qualifications.”

We have adopted a Code of Conduct applicable to all employees, officers and directors, including our President and Chief Executive Officer and our Chief Financial Officer, which meets the definition of a “code of ethics” set forth in Item 406 of Regulation S-K of the Securities and Exchange Act of 1934 (“Exchange Act”). A copy of our Code of Conduct can be accessed on our website, www.e-arc.com, by clicking on the “Investor Relations” link at the top of the page and then selecting “Corporate Governance” from the Investor Relations webpage. We will post any amendments to the Code of Conduct, and any waivers that are required to be disclosed by the rules of either the United States Securities and Exchange Commission (“SEC”) or the New York Stock Exchange (“NYSE”), on our internet site.

Director Independence

Under our Corporate Governance Guidelines, independent directors must comprise a majority of our board. Our board has adopted the independence requirements under the NYSE rules and evaluates the independence of our directors annually, and at other appropriate times (e.g., in connection with a change in employment status) when a change in circumstances could potentially impact the independence of one or more directors.

Under NYSE rules, a director is independent if the board affirmatively determines that he or she currently has no direct or indirect material relationship with the Company or any of its consolidated subsidiaries. In addition, a director must meet each of the following standards to be considered independent under NYSE rules:

•	The director is not and has not been an employee of the Company, and no member of the director’s immediate family is or has served as an executive officer of the Company or any of its consolidated subsidiaries, during the last three years.

•	Neither the director nor any member of the director’s immediate family has received more than $120,000 in direct compensation from the Company or any of its consolidated subsidiaries (excluding director and committee fees, pensions or deferred compensation for prior service) during any 12-month period within the last three years.

•	The director: (i) is not, and does not have an immediate family member that is a current partner of a firm that is the Company’s, or any of its consolidated subsidiaries’, internal or external auditor; (ii) is not a current employee of such external audit firm; (iii) does not have an immediate family member who is a current employee of such external audit firm and personally works on the Company’s, or any of its consolidated subsidiaries’, audit; and (iv) was not, and does not have an immediate family member that was, within the last three years (but is no longer) a partner or employee of such external audit firm who personally worked on the Company’s, or any of its consolidated subsidiaries’, audit within that time.

•	Neither the director nor any member of the director’s immediate family is or has been employed within the last three years as an executive officer of any company whose compensation committee, or the compensation committee of any of its consolidated subsidiaries, includes or included an executive officer of the Company.

•	The director is not a current employee of, and does not have an immediate family member who is a current executive officer of, another company that has made payments to, or has received payments from, the Company or any of its consolidated subsidiaries, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the consolidated gross revenues of such other company.

In determining whether a material relationship exists between the Company and each director, the board broadly considers all relevant facts and circumstances, including:

•	The nature of any relationships with the Company.

•	The significance of the relationship to the Company, the other organization and the individual director.

•	Whether or not the relationship is solely a business relationship in the ordinary course of the Company’s and the other organization’s businesses and does not afford the director any special benefits.

•	Any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the board may determine from time to time.

•	If a proposed director serves as an executive officer, director or trustee of a tax exempt organization, whether contributions from the Company, or any of its consolidated subsidiaries, to such tax exempt organization in any of the last three fiscal years are less than the greater of (i) $1 million or (ii) 2% of the consolidated gross revenues of such tax exempt organization for its last completed fiscal year.

Pursuant to our Corporate Governance Guidelines, all members of the Audit Committee must also meet the following requirements:

•	Director’s fees are the only compensation that members of the Audit Committee may receive from the Company or any of its subsidiaries. Audit Committee members may not receive, directly or indirectly, any consulting, advisory or other compensatory fees from the Company or any of its subsidiaries (other than director fees paid for service on the Audit Committee, the board, or any other committee of the board).

•	No member of the Audit Committee may be an “affiliated person” (as defined under applicable SEC rules) of the Company, or any of its subsidiaries.

After considering the policies in our Corporate Governance Guidelines and the NYSE independence standards, the board has determined that, in its judgment, all of our current directors are independent, except for Mr. Suriyakumar who is our President and Chief Executive Officer. The board also determined that all members of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee are independent.

Director Qualifications

Our Nominating and Corporate Governance Committee is responsible for identifying qualified individuals that may become members of our board of directors and recommending to the board director nominees for our annual meetings of stockholders and nominees to fill any vacancies that may occur on the board. In the context of the selection process, the Nominating and Corporate Governance Committee takes into consideration those factors it considers appropriate to ensure an effective board of directors that is able to fulfill its oversight function for the Company and its stockholders. While the Nominating and Corporate Governance Committee has not established an exhaustive list of specific minimum qualifications for board members, desired personal qualifications and attributes of directors include mature, practical and sound judgment; independence necessary to make an unbiased evaluation of management’s performance and effectively carry out oversight responsibility; experience as a business leader; the ability to comprehend and analyze complex matters; strong personal and professional ethics and integrity; and a spirit of cooperation and collegiality that will enable our directors to interact effectively.

Each nominee named in this proxy statement possesses the characteristics described above. Our directors possess extensive leadership experience from various industry sectors, as well as experience on other boards of directors, which, collectively, provides an understanding of different business processes, challenges and strategies. The diverse background and experiences of our directors (as described in the biographical information set forth under “Proposal 1 — Election of Directors”) complement one another and provide a solid leadership framework required for the board to exercise its oversight function.

Board Diversity

The Company strives for diversity among its board members, management and employees. In keeping with this strategy, the primary goal of ARC board composition is to achieve a diverse and complementary set of background and experiences that will benefit the strategic direction of the Company. In considering director nominees, the Nominating and Corporate Governance Committee takes into consideration those factors it considers appropriate to address the needs and situation of the Company at the time. While the Nominating and Corporate Governance Committee does not have a formal policy regarding diversity, in practice, the Committee carefully considers the nominees differences in background, education and overall skill set in order to ensure complementary perspectives and areas of expertise. This approach is demonstrated by the fact that our board is currently comprised of directors with diverse professional experiences, including individuals from the construction industry, financial and services sectors and the entertainment industry. The diverse backgrounds and experiences of our current directors are described in the biographical information included under “Proposal 1 — Election of Directors.”

Board Leadership Structure and Risk Oversight

Board Leadership Structure

Our board is currently comprised of six independent directors and one employee director. Mr. Suriyakumar has served as our President and Chief Executive Officer since June 2007 and the chairman of our board of directors since July 2008. We believe that our current board leadership structure is appropriate for the Company because it allows for common, strong leadership, with one individual having primary responsibility for both board-level and operational matters. This structure eliminates the potential for confusion, promotes efficiency and provides clear leadership for the Company, which is appropriate for our company which has widespread domestic and international operations.

Our board has designated one of our independent directors to serve as lead independent director. The lead independent director chairs regularly-scheduled executive sessions of the independent directors without management present; serves as the primary point of contact between members of management and the board, which facilitates communications and promotes efficiency; and performs such other functions as the independent directors may designate from time to time. Mr. McCluggage currently serves as the lead independent director.

Risk Oversight

Senior management is responsible for assessing and managing the Company’s exposure to risk on a day-to-day basis. Our board is responsible for general oversight of management in its assessment and management of day-to-day risks that affect the Company. The board fulfills its general risk oversight function periodically during board meetings and meetings of board committees. To supplement the board’s general risk oversight function, the Audit Committee monitors the Company’s financial statements and regularly reviews the Company’s major financial risk exposures (and the steps management has taken to manage such exposures) and the Company’s internal controls over financial reporting. The Audit Committee also provides general oversight to the Company’s internal audit and compliance functions. The Compensation Committee monitors the design and implementation of the Company’s executive compensation program, as well as compensation matters relating to certain non-executive employees. Although the board has established separate board committees, all board members are generally present at each board committee meeting, which facilitates dissemination of information and fulfillment of the board’s overall risk oversight function.

Director Attendance at Annual Meeting

All of the members of the board of directors who were standing for re-election attended our 2009 annual meeting of stockholders. Although we do not have a formal policy regarding the attendance of board members at our annual meetings of stockholders, we encourage the members of the board to attend.

Board Meetings

Our board of directors held ten board meetings and took action by unanimous written consent without a meeting on two occasions in 2009. In 2009, all incumbent directors attended at least 75% of the aggregate of the meetings of the board and board committees on which they served.

Board Committees

Currently, the committees of the board include an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Committee memberships are as follows:

Nominating and
Corporate Governance
Audit Committee	Compensation Committee	Committee

Eriberto R. Scocimara (Chairman)	Thomas J. Formolo (Chairman)	Mark W. Mealy (Chairman)
Mark W. Mealy	Dewitt Kerry McCluggage	Eriberto R. Scocimara
Manuel Perez de la Mesa	Manuel Perez de la Mesa	Dewitt Kerry McCluggage
	James F. McNulty	James F. McNulty

Audit Committee

The Audit Committee is governed by the Audit Committee Charter, which can be found in the Corporate Governance Section under Investor Relations on our website, www.e-arc.com, and is available, at no cost, to any stockholder who requests it by contacting Investor Relations at 925-949-5100 or by sending a request by mail to 1981 N. Broadway, Suite 385, Walnut Creek, California 94596, Attention: David Stickney, Vice President Corporate Communications.

The functions of our Audit Committee are described in the Audit Committee Charter and include, among other things the following: (i) reviewing the adequacy of our system of internal accounting controls; (ii) reviewing the results of the independent registered public accounting firm’s annual audit, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management; (iii) reviewing our audited financial statements and discussing the statements with management; (iv) reviewing disclosures by our independent registered public accounting firm concerning relationships with the Company and the performance of our independent registered public accounting firm and annually recommending the independent registered public accounting firm; and (v) preparing such reports or statements as may be required by securities laws. The Audit Committee Charter provides that the Audit Committee shall meet as often as it determines advisable but no less frequently than quarterly.

The members of our Audit Committee are Eriberto R. Scocimara, Mark W. Mealy and Manuel Perez de la Mesa. Our board of directors has determined that all members of our Audit Committee meet the applicable tests for independence and the requirements for financial literacy that are applicable to audit committee members under the rules and regulations of the SEC and NYSE. Our board of directors also has determined that Mr. Scocimara is an “audit committee financial expert” as defined by the applicable rules of the SEC and NYSE, as a result of his substantial familiarity and experience with the use and analysis of financial statements of public companies. For more than 38 years, Mr. Scocimara has served in various positions in which he analyzed financial statements in connection with corporate management, financial consulting, acquisition and development of manufacturing companies, and operational restructuring. Mr. Scocimara has also served as audit committee chair for Roper Industries, Inc., Carlisle Companies Incorporated, each a publicly-traded company, and Quaker Fabric Corporation, formerly a publicly-traded company. Our board of directors has also determined that Mark W. Mealy is an “audit committee financial expert” as defined by the applicable rules of the SEC and NYSE, as a result of his substantial familiarity and experience with the use and analysis of financial statements of public companies. For the last 18 years, Mr. Mealy has served in various positions in which he analyzed financial statements in connection with the refinance, recapitalization and restructure of debt and equity securities and the evaluation of mergers and acquisitions. Our board of directors has determined that Manuel Perez de la Mesa also is an “audit committee financial expert” as defined by the applicable rules of the SEC and NYSE as a result of his education and experience actively supervising a principal financial officer and controller.

The Audit Committee met six times and took action by electronic transmission on one occasion in 2009.

Compensation Committee

The Compensation Committee is governed by the Compensation Committee Charter, which can be found in the Corporate Governance Section under Investor Relations on our website, www.e-arc.com, and is available, at no cost, to any stockholder who requests it by contacting Investor Relations at 925-949-5100 or by sending a request by mail to 1981 N. Broadway, Suite 385, Walnut Creek, California 94596, Attention: David Stickney, Vice President Corporate Communications. The functions of the Compensation Committee are described in the Compensation Committee Charter and include, among other things, evaluating and approving director and officer compensation, benefit and perquisite plans, policies and programs and producing a compensation committee report on executive officer compensation.

The board has determined that all of the members of its Compensation Committee meet the definition of independent director as established by the NYSE.

The Compensation Committee met three times in 2009.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is governed by the Nominating and Corporate Governance Committee Charter, which can be found in the Corporate Governance Section under Investor Relations on our website, www.e-arc.com, and is available, at no cost, to any stockholder who requests it by contacting Investor Relations at 925-949-5100 or by sending a request by mail to 1981 N. Broadway, Suite 385, Walnut Creek, California 94596, Attention: David Stickney, Vice President Corporate Communications.

The functions of the Nominating and Corporate Governance Committee are described in the Nominating and Corporate Governance Committee Charter and include, among other things, identifying individuals qualified to become members of the board, selecting or recommending to the board the nominees to stand for election as directors, developing and recommending to the board a set of corporate governance principles and overseeing the evaluation of the board.

The board has determined that all of the members of its Nominating and Corporate Governance Committee meet the definition of independent director as established by the NYSE.

The Nominating and Corporate Governance Committee met two times in 2009.

All of the nominees listed under “Proposal 1 — Election of Directors” are directors standing for re-election.

Stockholder Recommendations of Director Nominees

Our stockholders may recommend director nominees, and the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. We have not received any recommendations from our stockholders requesting that the board or any of its committees consider a nominee for inclusion in the board’s slate of nominees presented in this proxy statement for our 2010 annual meeting. A stockholder wishing to submit a director nominee recommendation for future annual meetings of stockholders must comply with the applicable provisions of our Second Amended and Restated Bylaws, as described under the heading “Stockholder Proposals for the 2011 Annual Meeting.” Nominees recommended by stockholders will be evaluated in the same manner as nominees recommended by the board and the Nominating and Corporate Governance Committee will consider all relevant qualifications, as well as the needs of the Company, in order to comply with NYSE listing standards and SEC rules.

Stockholder Communications with Directors

Stockholders seeking to communicate with the board should send correspondence to the attention of our secretary at American Reprographics Company, 700 North Central Avenue, Suite 550, Glendale, California 91203. The secretary will forward all such communications (excluding routine advertisements and business solicitations and communications which the secretary, in his sole discretion, deems to be a security risk or for harassment purposes) to each member of the board, or if applicable, to the individual director(s) named in the correspondence.

ARC reserves the right to screen materials sent to its directors for potential security risks and/or harassment purposes, and ARC also reserves the right to verify ownership status before forwarding stockholder communications to the board and/or individual directors.

The secretary will determine the appropriate timing for forwarding stockholder communications to the directors. The secretary will consider each communication to determine whether it should be forwarded promptly or compiled and sent with other communications and other board materials in advance of the next scheduled board meeting.

If a stockholder or other interested person seeks to communicate exclusively with the non-employee directors, such communication should be sent directly to the secretary who will forward any such communication directly to the Chairman of the Nominating and Corporate Governance Committee. The secretary will first consult with and receive the approval of the Chairman of the Nominating and Corporate Governance Committee before disclosing or otherwise discussing the communication with members of management or directors who are members of management.

DIRECTOR COMPENSATION

Cash Compensation

We pay an annual cash fee of $40,000 to each of our non-employee directors, payable quarterly. In addition, non-employee directors receive $5,000 cash per year for duties as chairman of any committee of our board of directors.

Equity Compensation

In addition to cash fees, effective as of our 2007 annual meeting of stockholders, we implemented a practice of granting each non-employee director a restricted stock award under our 2005 Stock Plan for that number of shares of our common stock having an aggregate grant date value equal to $60,000, based on the closing price of our common stock on the NYSE on the date of grant. In light of the general economic downturn in 2009, the value of the equity compensation of our non-employee directors was reduced, effective as of our 2009 annual meeting of stockholders, from $60,000 to $50,000 aggregate grant date value. Grants of restricted stock to our non-employee directors are made automatically each year on the date of our annual meeting of stockholders, without any further action of our board of directors, and compensates each non-employee director for his or her service since the later of (a) the last preceding annual meeting of stockholders, or (b) the date on which he or she was elected or appointed for the first time to be a director. Each restricted stock award granted to our non-employee directors during fiscal year 2007 vests at the rate of 1/12th per month of continuous service by the director. Each restricted stock award granted to our non-employee directors during each fiscal year beginning in 2008 vests 100% on the one-year anniversary of the grant date.

Reimbursements

We reimburse our employee and non-employee directors for reasonable travel expenses relating to attendance at our board meetings and participating in director continuing education.

The following table summarizes compensation earned by our non-employee directors during fiscal year 2009. Mr. Suriyakumar, the Chairman of our board of directors, and our President and Chief Executive Officer, does not receive compensation for serving on our board of directors.

Director Compensation
For Fiscal Year Ended December 31, 2009

	Fees Earned
	or Paid	Stock
	in Cash	Awards(1)(2)	Total(3)
Name	($)	($)	($)

Thomas J. Formolo(4)	42,500(5)	50,000	92,500
Dewitt Kerry McCluggage(6)	42,500(7)	50,000	92,500
James F. McNulty(8)	30,000	50,000	80,000
Mark W. Mealy(9)	45,000(10)	50,000	95,000
Manuel Perez de la Mesa(11)	42,500(12)	50,000	92,500
Eriberto R. Scocimara(13)	42,500(14)	50,000	92,500

(1)	Reflects restricted stock awards granted under our 2005 Stock Plan. One hundred percent of the shares subject to restricted stock awards granted in 2008 and 2009 vest on the one-year anniversary of the date of grant.

(2)	The amounts shown in this column reflect the fair value at the time of grant in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, formerly SFAS 123R (Revised 2004), Share-Based Payment. For a discussion of the assumptions used in these calculations, see Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(3)	The amount of total compensation does not include amounts paid as reimbursement for reasonable travel expenses to attend board meetings and to participate in director continuing education.

(4)	As of December 31, 2009, options to purchase 13,851 shares and 13,368 shares of restricted stock, awarded to Mr. Formolo under our 2005 Stock Plan, were outstanding.

(5)	Includes cash compensation of $2,500 for serving as Chairman of the Compensation Committee for a portion of 2009.

(6)	As of December 31, 2009, options to purchase 3,997 shares and 13,368 shares of restricted stock, awarded to Mr. McCluggage under our 2005 Stock Plan, were outstanding.

(7)	Includes cash compensation earned of $2,500 for serving as Chairman of the Nominating and Corporate Governance Committee for a portion of 2009.

(8)	As of December 31, 2009, 7,752 shares of restricted stock awarded to Mr. McNulty, under our 2005 Stock Plan, were outstanding.

(9)	As of December 31, 2009, options to purchase 13,851 shares and 13,368 shares of restricted stock, awarded to Mr. Mealy under our 2005 Stock Plan, were outstanding.

(10)	Includes cash compensation of $5,000 for serving as Chairman of the Audit Committee and Chairman of the Nominating and Corporate Governance Committee, each for a portion of 2009.

(11)	As of December 31, 2009, options to purchase 39,351 shares and 13,368 shares of restricted stock, awarded to Mr. Perez de la Mesa under our 2005 Stock Plan, were outstanding.

(12)	Includes cash compensation of $2,500 for serving as Chairman of the Compensation Committee for a portion of 2009.

(13)	As of December 31, 2009, options to purchase 3,997 shares and 13,368 shares of restricted stock, awarded to Mr. Scocimara under our 2005 Stock Plan, were outstanding.

(14)	Includes cash compensation of $2,500 for serving as Chairman of the Audit Committee for a portion of 2009.

EXECUTIVE OFFICERS

Our executive officers are appointed by our board of directors and serve at the discretion of our board of directors. The names, ages and positions of all of our executive officers as of February 28, 2010 are listed below:

Name	Age	Position

Kumarakulasingam Suriyakumar	56	Chairman; President; Chief Executive Officer Director
Jonathan R. Mather	59	Chief Financial Officer; Secretary
Rahul K. Roy	50	Chief Technology Officer
Dilantha Wijesuriya	48	Senior Vice President — National Operations

The following is a brief description of the business experience of each of our executive officers and their other affiliations. Biographical information for Mr. Suriyakumar is provided above under “Proposal 1 — Election of Directors.”

Jonathan R. Mather joined American Reprographics Company as its Chief Financial Officer in December 2006. From 2001 to 2006, Mr. Mather was employed at NETGEAR, a manufacturer of computer networking products, as its Executive Vice President and Chief Financial Officer. Before NETGEAR, from July 1995 to March 2001, Mr. Mather worked at Applause Inc., a consumer products company, where he served as President and Chief Executive Officer from 1998 to 2001, as Chief Financial Officer and Chief Operating Officer from 1997 to 1998 and as Chief Financial Officer from 1995 to 1997. From 1985 to 1995, Mr. Mather was employed with Home Fashions Inc., a consumer products company, where he served as Chief Financial Officer from 1992 to 1995, and as Vice President, Finance, of an operating division, Louverdrape, from 1988 to 1992. Prior to that, he spent more than two years at the semiconductor division of Harris Corporation, a communications equipment company, where he served as the Finance Manager of the offshore manufacturing division. He also worked in public accounting for four years with Coopers & Lybrand (now part of PricewaterhouseCoopers LLP) and for two years with Ernst & Young.

Mr. Mather has an M.B.A. from Cornell University. He is a Certified Management Accountant (C.M.A.) and a Fellow Chartered Accountant (F.C.A.).

Rahul K. Roy joined Holdings as its Chief Technology Officer in September 2000. Prior to joining the Company, Mr. Roy was the founder, President and Chief Executive Officer of MirrorPlus Technologies, Inc., which developed software for the reprographics industry, from August 1993 until it was acquired by the Company in 1999. Mr. Roy also served as the Chief Operating Officer of InPrint, a provider of printing, software, duplication, packaging, assembly and distribution services to technology companies, from 1993 until it was acquired by the Company in 1999.

Dilantha Wijesuriya was appointed as the Company’s Senior Vice President — National Operations in August 2008. Mr. Wijesuriya joined Ford Graphics, a division of the Company, in January of 1991. He subsequently became president of that division in 2001, and became a Company regional operations head in 2004, which position he retained until his appointment as the Company’s Senior Vice President — National Operations. Prior to his employment with the Company, Mr. Wijesuriya was a divisional manager with Aitken Spence & Co. LTD, a highly diversified conglomerate and one of the five largest corporations in Sri Lanka.

AUDIT COMMITTEE REPORT

All of the members of the Audit Committee are independent directors as required by the rules of the NYSE. The Audit Committee operates pursuant to a written charter adopted by the board.

The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the board. Management of the Company has the primary responsibility for the Company’s financial reporting process, principles and internal controls as well as preparation of its financial statements. The Company’s independent auditors are responsible for performing an audit of the Company’s consolidated financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2009 with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed under standards established by the Public Company Accounting Oversight Board (United States), including those matters set forth in Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. The independent auditors have provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and the Audit Committee has discussed with the auditors their independence from the Company. The Audit Committee has also considered whether the independent auditors’ provision of information technology and other non-audit services to the Company is compatible with maintaining the auditors’ independence. The Audit Committee has concluded that the independent auditors are independent from the Company and its management.

Based on the review and discussions described above, the Audit Committee has recommended to the board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Eriberto R. Scocimara, Chairman
Mark W. Mealy
Manuel Perez de la Mesa

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

The following table sets forth information, as of March 10, 2010, regarding the beneficial ownership of our common stock by:

•	each person who is known to us to own beneficially more than 5% of our common stock;

•	all directors and executive officers as a group; and

•	each of our directors and each of our executive officers named in the Summary Compensation Table.

The table includes all shares of common stock issuable within 60 days of March 10, 2010 upon the exercise of options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. The applicable percentage of ownership for each stockholder is based on 45,664,999 shares of common stock outstanding as of March 10, 2010, together with applicable options for that stockholder. Shares of common stock issuable upon exercise of options and other rights beneficially owned were deemed outstanding for the purpose of computing the percentage ownership of the person holding these options and other rights, but are not deemed outstanding for computing the percentage ownership of any other person. The information on beneficial ownership in the table and footnotes below is based upon our records, the most recently-filed Schedules 13D or 13G and information supplied to us. To our knowledge, except under applicable community property laws or as otherwise indicated in the footnotes to this table, beneficial ownership is direct and the persons named in the table below have sole voting and sole investment control regarding all shares beneficially owned.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent

Principal Stockholders:
Micro Device, Inc.	5,684,842	12.4%
T. Rowe Price Associates, Inc.(1)	6,081,900	13.3%
100 E. Pratt Street Baltimore, MD 21202
Blum Capital Partners, L.P.(2)	3,622,728	7.9%
909 Montgomery Street, Suite 400 San Francisco, CA 94133
Sathiyamurthy Chandramohan(3)(4)(5)	7,065,167	15.5%
Directors and Executive Officers:
Kumarakulasingam Suriyakumar(3)(4)(5)(6)	7,810.766	17.1%
Thomas J. Formolo(7)(8)(9)	85,538	**
Jonathan R. Mather(10)	60,000	**
Dewitt Kerry McCluggage(11)(12)	17,365	**
James F. McNulty(9)	7,752	**
Mark W. Mealy(8)(9)(13)	57,219	**
Manuel Perez de la Mesa(9)(14)	72,719	**
Rahul K. Roy(15)	452,253	1%
Eriberto R. Scocimara(9)(12)	17,365	**
Dilantha Wijesuriya(16)	340,169	**
All directors and executive officers as a group (ten persons)	8,921,146	19.5%

*	Except as otherwise noted, the address of each person listed in the table is c/o American Reprographics Company, 1981 N. Broadway, Suite 385, Walnut Creek, California 94596.

**	Less than one percent of the outstanding shares of common stock.

(1)	This information based solely on a Schedule 13G amendment filed jointly by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Stock Fund, Inc. on February 11, 2010. These securities are owned by various individual and institutional investors, including T. Rowe Price Associates, Inc. (which owns 3,701,900, representing 8.1% of shares outstanding) and Small-Cap Stock Fund, Inc. (which owns 2,380,000 shares, representing 5.2% of shares outstanding), which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)	We have obtained this information concerning the common stock beneficially owned by Blum Capital Partners, L.P. as of October 7, 2009 based solely on a Schedule 13D amendment filed by Blum Capital Partners, L.P. on October 9, 2009. According to the Schedule 13D amendment, Blum Capital Partners, L.P. has the shared voting power with respect to 3,662,728 shares and shared dispositive power with respect to 3,622,728 shares.

(3)	Includes 5,684,842 shares held by Micro Device, Inc. As Messrs. Chandramohan and Suriyakumar have ownership interests of 56% and 44%, respectively, in Micro Device, Inc. and serve on its board of directors, each could be deemed to have beneficial ownership of all these shares. Messrs. Chandramohan and Suriyakumar each disclaim beneficial ownership of these shares except to the extent of each of their pecuniary interests therein.

(4)	Includes 690,437 shares held by Dieterich Post Company. As Messrs. Chandramohan and Suriyakumar have ownership interests of 47.6% and 37.4%, respectively, in Dieterich Post Company and serve on its board of directors, each could be deemed to have beneficial ownership of all these shares. Messrs. Chandramohan and Suriyakumar each disclaim beneficial ownership of these shares except to the extent of each of their pecuniary interests therein.

(5)	Includes 15,504 shares of restricted stock which remain subject to a repurchase option in favor of the Company which lapses on March 27, 2012.

(6)	Includes 873,227 shares held by the Suriyakumar Family Trust, the Suriyakumar Annuity Trust I and the Suriyakumar Annuity Trust II. Mr. Suriyakumar and his spouse, as trustees of the Suriyakumar Family Trust, the Suriyakumar Annuity Trust I and the Suriyakumar Annuity Trust II, share voting and investment power over these shares.

(7)	Includes 12,740 shares held by Danish-Italian Investors, L.P., Series A. Mr. Formolo could be deemed to have beneficial ownership of all of these shares but disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(8)	Includes 13,851 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 10, 2010.

(9)	Includes 7,752 shares of restricted stock which remain subject to a repurchase option in favor of the Company which lapses on April 30, 2010.

(10)	Represents shares of restricted stock which remain subject to a repurchase option in favor of the Company which lapses after four years of continuous service to the Company from April 17, 2008.

(11)	Includes 13,368 shares of stock held by the Dewitt Kerry McCluggage and Victoria L. McCluggage Trust, including 7,752 shares of restricted stock which remains subject to a repurchase option in favor of the Company which lapses on April 30, 2010. Mr. McCluggage and his spouse, as trustees of the Dewitt Kerry McCluggage and Victoria L. McCluggage Trust, share voting and investment power over these shares.

(12)	Includes 3,997 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 10, 2010.

(13)	Includes 30,000 shares held by Eastover Group LLC. Mr. Mealy has controlling voting and investment power over these shares.

(14)	Includes 39,351 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 10, 2010 and 6,000 shares held by Mr. Perez’s children.

(15)	Includes 28,253 shares which remain subject to a reacquisition option in favor of the Company for failure to satisfactorily maintain and enhance our Sub-Hub software product, which reacquisition option lapses on

November 10, 2011. Includes 424,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 10, 2010.

(16)	Includes 12,119 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 10, 2010. Includes 30,000 shares of restricted stock which remain subject to a repurchase option in favor of the Company which lapses on October 28, 2014. Includes 298,050 shares held by the Wijesuriya Family Trust. Mr. Wijesuriya and his spouse, as trustees of the Wijesuriya Family Trust, share voting and investment power over these shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2009 regarding all compensation plans previously approved by our security holders and all compensation plans not previously approved by our security holders.

				(c)
				Number of Securities
	(a)		(b)	Remaining Available for Future
	Number of Securities to		Weighted-Average	Issuance Under Equity
	be Issued Upon Exercise		Exercise Price of	Compensation Plans
	of Outstanding Options,		Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights		Warrants and Rights	Reflected in Column (a))

Equity compensation plans approved by stockholders
• 2005 Stock Plan	2,251,672	(1)	$7.76	2,478,755	(2)
• 2005 Employee Stock Purchase Plan	—		$—	340,612
Equity compensation plans not approved by stockholders	—		$—	—

Total	2,251,672		$—	2,819,367

(1)	Represents outstanding options to acquire shares of common stock granted under our 2005 Stock Plan.

(2)	The total shares of common stock currently reserved and authorized for issuance under our 2005 Stock Plan equals 5,000,000 shares of common stock. This authorization automatically increases annually on the first day of each fiscal year, through and including the 2010 fiscal year, by the lesser of (i) 1.0% of the outstanding shares on the date of the increase; (ii) 300,000 shares; or (iii) such smaller number of shares determined by our board of directors. The board may elect to increase, with stockholder approval, or reduce the number of additional shares authorized in any given year.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee

Our Compensation Committee is comprised solely of independent directors and is responsible for administering our stock plan and reviewing and making recommendations to our board of directors regarding compensation and benefits programs for our executive officers. After considering the Compensation Committee’s recommendations, the entire board of directors reviews and approves the salaries, bonuses and benefit programs for our executive officers. Our Compensation Committee has the authority to engage the services of outside consultants to assist it.

Our Compensation Committee also relies upon recommendations from our Chief Executive Officer in providing recommendations regarding compensation of our non-executive officers.

Executive Compensation Philosophy

Our executive compensation program is designed to attract, retain and motivate our executive officers in a manner that is tied directly to achievement of our overall operating and financial goals and, in turn, to increase stockholder value over the long term. We believe it is in the best interests of our stockholders and our executive officers that our compensation program reflect and be tied to company-wide and individual performance and be easy to administer. We intend that this simplicity reduce the time and cost involved in setting and implementing our compensation policies and increase the transparency of our compensation program. With this in mind, our compensation program provides our executive officers with the incentive to increase our revenues and earnings per share, to develop and enhance our industry-leading technology and to execute our long-term strategic plan, while at the same time providing a clear framework for measuring and rewarding performance.

Our 2008 executive compensation program consisted of three primary elements: base salary, annual incentive bonuses and equity-based awards. In early 2009, the primary components of our executive compensation program were temporarily altered in response to the general economic downturn. Under those temporary measures, base salary paid to our executive officers was reduced and the annual cash incentive bonus opportunity for 2009 was eliminated. The elements of our 2009 executive compensation are described in greater detail in “Elements of Executive Compensation” below and are included in the Summary Compensation Table in this proxy statement. The 2009 changes to our executive compensation program are discussed in “Temporary Executive Compensation Program Changes” below.

Objectives

The objectives of our executive compensation program are (a) to link executive compensation to continuous improvements in overall company and individual performance and an increase in stockholder value and (b) to attract and retain key talent. Our executive compensation program goals include the following:

•	To establish pay levels that attract, retain and motivate highly qualified executive officers, taking into account overall market competition for such talent;

•	To foster an “ownership mentality” and align the interests of our executive officers with those of our stockholders through long-term equity incentives;

•	To recognize and reward superior individual performance;

•	To balance base and incentive compensation to complement our short-term and long-term business objectives and encourage the fulfillment of those objectives through individual performance; and

•	To provide compensation opportunities based on the Company’s performance.

The Compensation Committee believes that these goals are equally appropriate for our non-executive officers, and has established that annual incentive bonuses and stock option grants be included as fundamental elements of their compensation. As a result, the Compensation Committee determined that, beginning in 2008, the compensation of certain of the Company’s non-executive, management-level employees include an element directly tied to the Company’s achievement of its forecasted annual pre-tax earnings per share on a fully-diluted basis (“EPS”).

Broad-Based Compensation Data

Prior to entering into employment agreements with certain of our executive officers in February 2005, under which their base salaries were established, our then governing board of advisors (prior to our reorganization as a Delaware corporation) engaged Mercer Human Resource Consulting (“Mercer”) to provide broad-based third-party survey data regarding base salary, annual incentive bonuses, long-term incentive compensation and other elements of executive remuneration for each of our executive officer positions, and recommendations for contracts between us and our executive officers. Based on Mercer’s data and recommendations at that time, the Company entered into employment agreements with three-year initial terms — through February 9, 2008 — with Mr. Suriyakumar, then our President and Chief Operating Officer (now our Chairman, President and Chief Executive Officer), and Mr. Roy, our Chief Technology Officer, setting their respective base salaries within approximately 10% of the salaries proposed by Mercer. We did not adjust the base salaries for Messrs. Suriyakumar and Roy during the initial three-year terms of their employment agreements.

In 2009, the Compensation Committee considered updated broad-based compensation data for executive officers of similarly-sized companies compiled by Mercer from its 2009 US Global Premium Executive Remuneration Suite and Watson Wyatt’s 2009/2010 Survey Report on Top Management, consisting of general survey data regarding base salary, target short-term incentives, target total cash compensation and total direct compensation. The Compensation Committee used this updated survey data in assessing our current executive compensation program and comparing it to current compensatory market conditions.

Elements of Executive Compensation

Our executive compensation program includes the following elements:

•	Base salary

•	Annual incentive bonuses

•	Equity grants

•	Change of control and severance arrangements

•	Optional participation in our employee stock purchase plan

•	Other benefits that are generally available to all of our employees, such as optional participation in our 401(k) program and health, life and disability insurance.

Base Salary

Base salaries for our executive officers are established based on the scope of their respective responsibilities, taking into account competitive market compensation paid by similarly-sized companies for similar positions. We intend that base salaries for fixed-term periods will attract exceptionally talented executive officers and provide them with a reasonable and secure standard of living, based on the executive officer’s position within the organization and geographical location.

On July 27, 2007, we amended Mr. Suriyakumar’s employment agreement to extend its term until February 9, 2011 and to appoint him as our President and Chief Executive Officer. Mr. Suriyakumar’s base salary was not increased from that fixed under his original February 2005 agreement because we believe that a key element of our President and Chief Executive Officer’s annual compensation should be paid in the form of an annual incentive bonus based on the Company’s earnings, as described below.

The original term of Mr. Roy’s employment agreement expired on February 9, 2008, but was automatically extended on a year-to-year basis thereafter. On April 17, 2008, we amended Mr. Roy’s employment agreement to extend its term until March 31, 2011 and to increase his base salary from $400,000 to $450,000. This increase in base salary was intended to recognize Mr. Roy’s accomplishments in developing our suite of proprietary software products and applying his technological expertise to the reprographics industry in general, and to compensate him, in part, with a base salary that is competitive with compensation paid to comparable executive officers of similarly-sized companies.

When we hired Mr. Mather as our Chief Financial Officer in December 2006, we entered into an employment agreement with a three-year initial term that fixed Mr. Mather’s salary upon the recommendation of the Compensation Committee. In determining Mr. Mather’s base salary, we considered our revenue growth since the date of Mercer’s 2005 report, as well as then-existing market competitive factors to recruit a Chief Financial Officer with experience comparable to Mr. Mather, who served as NETGEAR’s Chief Financial Officer until he joined the Company. On April 17, 2008, we amended Mr. Mather’s employment agreement to extend its term until March 31, 2012 and to increase his base salary from $360,000 to $375,000. As was the case with the increase in Mr. Roy’s base salary, the increase in Mr. Mather’s base salary was intended to reflect base salaries paid by companies of similar size to officers of comparable positions and to acknowledge and reward Mr. Mather’s performance as our Chief Financial Officer, as is consistent with the Company’s compensation objectives and philosophy.

In connection with Dilantha Wijesuriya’s appointment as our Senior Vice President — National Operations in August 2008, his base salary was set at $250,000, which we consider to be competitive with compensation paid to executive officers of similarly-sized companies based on the nature and scope of Mr. Wijesuriya’s position as Senior Vice President — National Operations. On February 23, 2009, the Company entered into an employment agreement with Mr. Wijesuriya, reflecting his position as our Senior Vice President — National Operations, effective as of August 7, 2008, with an initial three-year term.

In response to the general economic downturn, base salaries payable to our executive officers were temporarily reduced for the 2009 and 2010 fiscal years. See “Temporary Executive Compensation Program Changes” below for greater details.

Annual Incentive Bonuses

We utilize annual bonuses payable in cash or, at an executive officer’s election, in shares of our common stock, to focus corporate behavior on improved financial performance and achievement of specific annual objectives. Our annual incentive bonuses, as opposed to our stock option and restricted stock grants described below, are designed to reward our executive officers for their performance during the most recent fiscal year. We believe that the immediacy of these annual bonuses, in contrast to equity grants vesting over a longer time period, provides a more direct incentive to our executive officers to drive the Company’s current financial performance and meet their respective individual objectives. We intend for our annual incentive bonuses to be an important motivating factor for our executive officers, and we thus apportion a substantial percentage of their total annual compensation to these bonuses.

In response to the general economic downturn in 2009, annual incentive bonuses were temporarily eliminated for the 2009 fiscal year. See “Temporary Executive Compensation Program Changes” below for greater details.

President and Chief Executive Officer

We adopted the recommendation of Mercer in 2005 in connection with the executive employment agreements signed in February 2005 to base the annual incentive bonuses for our President and Chief Executive Officer solely on year-over-year growth of our EPS. We did so based on our belief that a substantial portion of our President and Chief Executive Officer’s anticipated annual compensation should be directly tied to driving earnings — the most important measure of the Company’s performance — and that aligning the interests of Mr. Suriyakumar in maximizing annual compensation with the interests of our stockholders in this manner is appropriate, especially since Mr. Suriyakumar is one of our founders and remains among the Company’s largest stockholders.

Pursuant to our employment agreement with Mr. Suriyakumar, he is entitled to receive an annual incentive bonus in an amount equal to $60,000 for each full percentage point by which our pre-tax EPS for the applicable fiscal year exceeds our pre-tax EPS for the immediately preceding fiscal year by more than 10%, after taking into account the amount of the incentive bonus earned by Mr. Suriyakumar. Under his employment agreement, Mr. Suriyakumar can elect to receive such incentive bonus in cash or in shares of our common stock.

Other Executive Officers

As recommended by Mercer prior to signing employment agreements with our executive officers in February 2005 (and in contrast to the annual incentive bonuses available to our President and Chief Executive Officer), our other executive officers are eligible to earn annual incentive bonuses by successfully completing individual performance criteria established by the Compensation Committee. We intend that these goal-oriented awards be responsive to changing internal and external business conditions and objectives from year to year. Based on the accomplishments of our Chief Financial Officer and Chief Technology Officer in past years, we continue to believe that carefully crafted objectives-based annual incentive bonuses will drive operational and technological success. Accordingly, at the beginning of each fiscal year, objectives are established for each of our Chief Financial Officer, Chief Technology Officer and Senior Vice President — National Operations against which their actual performance is measured after the end of the relevant fiscal year.

The incentive bonus objectives for our Chief Financial Officer, our Chief Technology Officer and our Senior Vice President — National Operations are proposed to the Compensation Committee annually by our Chief Executive Officer, and the Committee reviews and refines the objectives with the Chief Executive Officer. The Compensation Committee also evaluates actual performance of these executive officers with the Chief Executive Officer periodically throughout the year. After fiscal year end, the Compensation Committee conducts a final review with our Chief Executive Officer of the performance of each of these executive officers and approves annual incentive bonuses payable to them.

Chief Financial Officer

For 2009, the Compensation Committee determined that Mr. Mather’s annual incentive bonus objectives were appropriately focused on successfully managing the Company’s overall budgeting and expenses. Mr. Mather’s particular incentive bonus objectives for 2009 included cash collected from the Company’s operating divisions equal to 97.5% of the Company’s EBITDA (before acquisitions, taxes and debt service) for the fiscal year ended December 31, 2009; reduce past due accounts receivable to 10% or less as of December 31, 2009; generate sufficient EBITDA (taking into account the Company’s cost reduction efforts) to ensure compliance with the Company’s financial covenants under its credit agreement; complete acquisitions with annualized revenue of $15 million; achieve EPS within a full year range of $0.50 to $0.75. (EBITDA is a supplemental measure of the Company’s financial performance that is not required by or presented in accordance with U.S. generally accepted accounting principles. EBITDA is net income before interest, taxes, depreciation and amortization.)

Chief Technology Officer

For 2009, the Compensation Committee determined that Mr. Roy’s annual incentive bonus objectives were tied to enhancement of the Company’s existing document management and reprographics software products and development of new technology-related features and services, including third party integration features for PlanWell, our flagship document management technology product, and a web-based document management, file distribution and print service.

Senior Vice President — National Operations

For 2009, the Compensation Committee determined that Mr. Wijesuriya’s annual incentive bonus objectives were tied to achieving overall Company revenues of $560 million in 2009; achieving sales revenues for the Company’s Global Services (formerly Premier Accounts) program of $65 million in 2009; achieving EPS within a full year range of $0.50 to $0.75; and successfully implementing Company-wide cost savings initiatives.

In response to the general economic downturn in 2009, each of Messrs. Mather, Roy and Wijesuriya agreed to temporarily waive their annual incentive bonuses for the 2009 fiscal year, regardless of achievement of their 2009 annual bonus objectives. As a result, they did not receive an annual incentive bonus for the 2009 fiscal year.

Temporary Executive Compensation Program Changes

In light of prevailing economic conditions in 2009, and in connection with the Company’s overall cost reduction initiative, the employment agreements with our executive officers were amended in March 2009 to provide for voluntary temporary reductions of their respective base salaries from the effective date of the reduction through January 31, 2010 (or, in the case of Mr. Suriyakumar, until his employment agreement is further amended). Under their respective employment agreement amendments, Mr. Suriyakumar agreed to a 50% reduction in base salary and each of Messrs. Mather, Roy and Wijesuriya agreed to a 10% reduction in base salary. In addition, under the employment agreement amendments, each of Messrs. Suriyakumar, Mather, Roy and Wijesuriya agreed to a waiver of the bonus opportunity for the Company’s fiscal year 2009.

Due to continued economic uncertainty in 2010, the employment agreements with our executive officers were further amended in March 2010 to provide for a continued temporary 10% reduction of their respective base salaries for fiscal year 2010.

Equity Grants

We believe that equity grants provide our executive officers, non-executive officers and other management-level employees with a strong link to our long-term performance, create an ownership culture and closely align the interests of these employees with the interests of our stockholders. The purpose of equity grants is to encourage a long-term view of the Company’s success and to reward achievements with respect to the Company’s strategic goals and financial performance priorities, as well as individual performance. We do not decide when to grant equity awards based on our plans for release of material information to the public and we do not time the release of material information to the public based on when we make equity grants.

Stock Options

Our Chief Financial Officer, Chief Technology Officer, Senior Vice President — National Operations, our non-executive, management-level employees are eligible to receive stock options pursuant to our 2005 Stock Plan.

Certain options issued to our executive officers in prior years were replaced with options with a lower exercise price in connection with our 2009 stock option exchange program. Details regarding the option exchange program are included in “2009 Stock Option Exchange Program” below and the replacement stock options issued to our executive officers in connection with that program are included in the Summary Compensation Table below. Apart from the replacement options issued under our 2009 option exchange program, and a stock option granted to Mr. Wijesuriya (as described under the section entitled “Executive Compensation” below), we did not grant any new stock options to our executive officers in 2009.

The Compensation Committee approved stock options grants to certain non-executive, management-level employees in 2009 which were based on each respective employee’s scope of responsibility and performance in 2008. Those stock options vest at the rate of 33 1/3% annually over three years. We have designed the vesting schedules for long-term equity incentive awards to encourage employees to focus on our long-term success and as a means of motivating and retaining employees. Nevertheless, there are no specific guidelines regarding employee ownership of Company stock.

All stock options granted in 2009 were nonstatutory stock options, and our current expectation is that the Company will continue to grant only nonstatutory stock options in the future due to the more favorable tax accounting treatment for such awards, as compared to incentive stock options.

2009 Stock Option Exchange Program

Due to then-prevailing market conditions, a large number of our outstanding stock options in early 2009 had an exercise price that was significantly higher than the then-current market price for our common stock which, the Committee believed, may (if continued) reduce the motivational and retention value of this component of employee compensation. In light of this, the Compensation Committee considered and recommended to the board of directors, and the board of directors approved, a stock option exchange program to allow eligible employees who received certain stock option grants the opportunity to exchange those options for replacement stock options at an exercise price equal to the closing price of our common stock on the NYSE on the new option grant date.

The 2009 stock option exchange program consisted of a one-for-one voluntary exchange of outstanding stock options that were granted following our initial public offering (“Eligible Options”). Replacement options issued upon closing of the 2009 option exchange program on May 21, 2009 have a vesting schedule of two years, with 50% of the shares subject to the option vesting on each of the first and second anniversary of the new option grant date. All of our employees (including executive officers) who held Eligible Options were entitled to participate in the stock option exchange program. Members of our board of directors were not eligible to participate in the exchange program.

Restricted Stock Awards

In addition to stock options, our 2005 Stock Plan authorizes us to grant restricted shares of our common stock. We believe that grants of restricted stock rewards exceptional performance by providing to our executive officers an opportunity for immediate ownership of our common stock, while also providing retention value through the imposition of vesting conditions. Restricted stock awards foster an ownership culture and help motivate our executive officers to perform at peak levels across economic and business cycles because the value of these awards is linked to the Company’s long-term performance. The Company determines the performance-based conditions for an award of restricted stock, and the conditions for vesting of restricted shares, as appropriate from time to time.

In October 2009, restricted stock grants were awarded to Mr. Wijesuriya and certain non-executive, management-level employees. These grants were awarded in recognition of the contributions that such employees had made during 2009 and as equity incentive compensation, in part, to replace annual cash incentive bonuses that had been eliminated earlier in 2009. Details regarding Mr. Wijesuriya’s October 2009 restricted stock grant is set forth below in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

We have reviewed and considered other forms of long-term equity compensation in addition to stock options and restricted stock. Considering the impact of alignment with stockholder interests, accounting costs, perceived value, and cash cost to the Company, we believe that granting long-term equity incentives primarily in the form of stock options and restricted stock, is the best approach for the Company.

Change of Control and Severance Arrangements

We have implemented change of control and severance arrangements for each of our executive officers, including salary and health benefits continuation through specific post-termination periods and accelerated vesting of restricted stock and stock options. We believe that implementing these types of arrangements for our executive officers is an important retention element by providing security against arbitrary termination and that they are appropriate elements of competitive market compensation. Currently, Messrs. Suriyakumar, Roy, Mather and Wijesuriya have change of control and severance arrangements, which are described in the “Employment Contracts - Change in Control and Severance Arrangements” section of this proxy statement.

Employee Stock Purchase Plan

We offer all of our employees, including our executive officers, the opportunity to purchase our common stock through a tax-qualified employee stock purchase plan. Under our ESPP, as amended, employees may elect to purchase annually, at a 15% discount (from the closing price of our common stock on the NYSE on the applicable date of purchase), up to the lesser of (a) 2,500 shares of our common stock, or (b) that number of shares of our common stock having an aggregate fair market value of $25,000.

Other Compensation

Our executive officers are eligible to participate in our health, life and disability insurance plans, and our 401(k) plan to the same extent that our other employees are entitled to participate in such plans. In light of prevailing economic conditions in 2009, our 401(k) plan was amended to eliminate the Company’s mandatory matching contribution and to provide for discretionary matching contributions by the Company. This change applies to all 401(k) plan participants, including our executive officers. Our employment agreements with certain of our executive officers also provide for payment of certain perquisites, including car allowances and club membership dues. We believe that these benefits are desirable and appropriate in order to retain talent and remain competitive in the marketplace and are generally consistent with the practices of our peers. Details about these perquisites are included in the Summary Compensation Table.

Apart from temporary reductions in base salaries to be paid to our executive officers in 2010, we have no current plans to change either the employment agreements with our executive officers (except as required by law or as required to clarify the benefits to which our executive officers are entitled as set forth therein) or the levels of benefits provided thereunder.

Summary

After its review of all existing programs, consideration of current market and competitive conditions and alignment with our overall compensation objectives and philosophy, the Compensation Committee believes that the total compensation program for our executive officers is focused on increasing value for stockholders and enhancing the Company’s performance. The Compensation Committee currently believes that a significant portion of compensation of executive officers is properly tied to stock appreciation or stockholder value through stock options, restricted stock awards and/or annual incentive bonus measures. The Compensation Committee believes that our executive compensation levels are competitive with compensation programs offered by other companies with which we compete for executive talent.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the board of directors has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management. Based on this review and discussion, the Compensation Committee has recommended to the board of directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Thomas J. Formolo, Chairman
Dewitt Kerry McCluggage
James F. McNulty
Manuel Perez de la Mesa

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation earned during the fiscal year indicated by our President and Chief Executive Officer (our principal executive officer), our Chief Financial Officer (our principal financial officer) and our two other most highly compensated executive officers (other than our principal executive officer and our principal financial officer) who were serving as executive officers as of December 31, 2009.

Summary Compensation Table

									Non-Equity
					Stock		Option		Incentive Plan	All Other
		Salary		Bonus	Awards(2)		Awards(2)		Compensation	Compensation		Total
Name and Principal Position(1)	Year	($)		($)	($)		($)		($)	($)		($)

Kumarakulasingam Suriyakumar	2009	375,000	(3)	—	—		—		—	30,024	(4)	405,024
President and Chief Executive	2008	650,000		—	—		—		—	19,108	(4)	669,108
Officer	2007	650,000		—	500,004	(5)	—		—	18,510	(4)	1,168,514
Jonathan R. Mather	2009	340,672	(6)	—	—		316,062	(7)	—	25,557	(8)	682,291
Chief Financial Officer	2008	369,923		—	916,800	(9)	—		240,000	16,856	(10)	1,543,579
	2007	360,000		84,000	—		—		216,000	16,367	(11)	676,367
Rahul K. Roy	2009	410,365	(12)	—	—		30,346	(13)	—	48,699	(14)	489,410
Chief Technology Officer	2008	446,538		—	—		—		324,000	46,772	(15)	817,310
	2007	400,000		50,000	—		—		300,000	39,900	(16)	789,900
Dilantha Wijesuriya	2009	226,923	(17)	—	183,300		86,052	(18)	—	28,905	(19)	525,180
Senior Vice President —	2008	197,692	(20)	—	—		181,893	(21)	285,917	25,915	(22)	691,417
National Operations	2007	—		—	—		—		—	—		—

(1)	In addition to our principal executive officer and our principal financial officer, our other “executive officers” (as defined in Rule 3b-7 of the Exchange Act) in 2009 were our Chief Technology Officer, Mr. Roy, and our Senior Vice President — National Operations, Mr. Wijesuriya.

(2)	The amounts shown in this column reflect the fair value at the time of grant by the Company in accordance with FASB ASC 718 to the executive officer. For a discussion of the assumptions used in these calculations, see Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(3)	Mr. Suriyakumar agreed to a 50% reduction in the amount of his annual base salary, effective March 7, 2009 until his employment agreement is further amended.

(4)	Consists of life and disability insurance premiums.

(5)	On March 27, 2007, we granted Mr. Suriyakumar, then our President and Chief Operating Officer, 15,504 restricted shares of our common stock with an aggregate value of $500,004. One hundred percent of the shares of restricted common stock awarded to Mr. Suriyakumar will vest at the end of five years of continuous service to the Company.

(6)	Effective February 1, 2009 through January 31, 2010, Mr. Mather agreed to a 10% reduction in the amount of his annual base salary.

(7)	Under the Company’s 2009 stock option exchange program, this stock option was exchanged for an option covering an equivalent number of shares with an exercise price of $8.20, equal to the closing price of the Company’s common stock on the New York Stock Exchange on May 21, 2009, the date of issuance of the replacement option. Fifty percent of the shares subject to the option vest on the first anniversary date of issuance and the remaining 50% of the shares subject to the option vest on the second anniversary of the date of issuance.

(8)	Consists of 401(k) plan matching contributions of $1,960 and life and disability insurance premiums of $23,597.

(9)	On April 17, 2008, we granted Mr. Mather 60,000 restricted shares of our common stock with an aggregate value of $916,800. One hundred percent of these shares of restricted common stock awarded to Mr. Mather will vest at the end of four years of continuous service to the Company.

(10)	Consists of 401(k) plan matching contributions of $1,840 and life and disability insurance premiums of $15,016.

(11)	Consists of 401(k) plan matching contributions of $1,820 and life and disability insurance premiums of $14,547.

(12)	Effective February 1, 2009 through January 31, 2010, Mr. Roy agreed to a 10% reduction in the amount of his annual base salary.

(13)	Under the Company’s 2009 stock option exchange program, this stock option was exchanged for an option covering an equivalent number of shares with an exercise price of $8.20, equal to the closing price of the Company’s common stock on the New York Stock Exchange on May 21, 2009, the date of issuance of the replacement option. Fifty percent of the shares subject to the option vest on the first anniversary date of issuance and the remaining 50% of the shares subject to the option vest on the second anniversary of the date of issuance.

(14)	Consists of club membership dues of $2,142, car allowance of $23,846, 401(k) plan matching contributions of $547 and life and disability insurance premiums of $22,164.

(15)	Consists of 401(k) plan matching contributions of $492, life and disability insurance premiums of $19,108, car allowance of $23,846 and club membership dues of $3,326.

(16)	Consists of club membership dues of $3,383, car allowance of $17,884, 401(k) plan matching contribution of $123 and life and disability insurance premiums of $18,510.

(17)	Pursuant to an amendment to his employment agreement, Mr. Wijesuriya agreed to a 10% reduction in the amount of his annual base salary from February 1, 2009 through January 31, 2010.

(18)	Under the Company’s 2009 stock option exchange program, this stock option was exchanged for an option covering an equivalent number of shares with an exercise price of $8.20, equal to the closing price of the Company’s common stock on the New York Stock Exchange on May 21, 2009, the date of issuance of the replacement option. Fifty percent of the shares subject to the option vest on the first anniversary date of issuance and the remaining 50% of the shares subject to the option vest on the second anniversary of the date of issuance.

(19)	Consists of car allowance of $15,000, 401(k) plan matching contributions of $1,960 and life and disability insurance premiums of $11,945.

(20)	Mr. Wijesuriya was appointed Senior Vice President — National Operations of the Company effective August 7, 2008, and was paid $102,500 as base salary in this capacity for the remaining portion of fiscal year 2008. Prior to August 7, 2008, Mr. Wijesuriya held a non-executive, senior management position with the Company, for which he was paid $95,192 as base salary.

(21)	On April 18, 2008, as part of his compensation for fiscal year 2008, Mr. Wijesuriya was granted an option to purchase 25,000 shares of our common stock under the 2005 Stock Plan, as amended, at an exercise price equal to $15.56, which was the closing price of our common stock on the NYSE on the date of grant. Under the Company’s 2009 stock option exchange program, this stock option was exchanged for an option covering an equivalent number of shares with an exercise price of $8.20, equal to the closing price of the Company’s common stock on the New York Stock Exchange on May 21, 2009, the date of issuance of the replacement option. Fifty percent of the shares subject to the option vest on the first anniversary date of issuance and the remaining 50% of the shares subject to the option vest on the second anniversary of the date of issuance. In addition, on February 19, 2009, Mr. Wijesuriya was granted, as part of his compensation for fiscal year 2008, an option to purchase 13,858 shares of the Company’s common stock under the Company’s 2005 Stock Plan, as amended, at an exercise price equal to $6.20, which was the closing market price of the Company’s common stock on the New York Stock Exchange on the date of grant. This option vests 33 1/3% on each of the first three anniversaries of the grant date, subject to Mr. Wijesuriya’s continued employment with the Company.

(22)	Consists of car allowance of $15,000, 401(k) plan matching contribution of $1,840 and life and disability insurance premiums of $9,075.

Grants of Plan-Based Awards for 2009

The following table sets forth information regarding plan-based equity awards to our executive officers during 2009.

Grants of Plan-Based Awards

			All Other	All Other
			Stock	Option
			Awards;	Awards;	Exercise
			Number	Number	or Base	Grant Date
			of Shares	of Shares	Price of	Fair Value
			of Stock	of Stock	Option	of Stock
	Grant	Date of Committee	of Units	of Units	Awards	and Options
Name	Date	Action	(#)	(#)	($/sh)	Awards

Jonathan R. Mather	05/21/2009	12/04/2006		150,000	8.20	316,062(1)
Rahul K. Roy	05/21/2009	02/21/2006		15,000	8.20	30,346(1)
Dilantha Wijesuriya	05/21/2009	02/21/2006		15,000	8.20	30,346(1)
	05/21/2009	03/27/2007		12,500	8.20	25,851(1)
	05/21/2009	04/18/2008		25,000	8.20	29,855(1)
	02/19/2009			13,858	6.20	31,768(2)
	10/28/2009		30,000			183,300(3)

(1)	Under the Company’s 2009 stock option exchange program, this stock option was exchanged for an option covering an equivalent number of shares with an exercise price of $8.20, equal to the closing price of the Company’s common stock on the New York Stock Exchange on May 21, 2009, the date of issuance of the replacement option. Fifty percent of the shares subject to the option vest on the first anniversary date of issuance and the remaining 50% of the shares subject to the option vest on the second anniversary of the date of issuance.

(2)	On February 19, 2009, Mr. Wijesuriya was granted an option to purchase 13,858 shares of common stock under our 2005 Stock Plan, as amended, at an exercise price equal to $6.20 per share, which was the closing price of our common stock on the New York Stock Exchange on the date of grant. The option vests at a rate of 33.33% on each of the first three anniversaries of the grant date, subject to Mr. Wijesuriya’s continuous service to the Company.

(3)	On October 28, 2009, we granted Mr. Wijesuriya 30,000 restricted shares of common stock with an aggregate value of $183,300. The shares awarded to Mr. Wijesuriya will vest 20% on each anniversary date of the grant over five years, subject to Mr. Wijesuriya’s continuous service to the Company.

Outstanding Equity Awards at Fiscal 2009 Year-End

The following table provides information as of December 31, 2009 regarding outstanding equity awards held by the executive officers listed in the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

							Stock Awards
	Option Awards								Market
	Number of		Number of				Number		Value of
	Securities		Securities				of Shares		Shares or
	Underlying		Underlying				or Units		Units of
	Unexercised		Unexercised		Option		of Stock that		Stock that
	Options		Options		Exercise	Option	Have Not		Have Not
	(#)		(#)		Price	Expiration	Vested		Vested
Name	Exercisable		Unexercisable		($)	Date	(#)		($)

Kumarakulasingam Suriyakumar							15,504	(1)	108,683
Jonathan R. Mather			150,000	(2)	8.20	05/21/2019	60,000	(3)	420,600
Rahul K. Roy	100,000				5.25	05/10/2012	28,253	(4)	198,054
	224,000				5.25	05/10/2012
	100,000				5.85	05/30/2014
			15,000	(2)	8.20	05/21/2019
Dilantha Wijesuriya	7,500	(5)			5.25	05/10/2012	30,000	(6)	210,300
			15,000	(2)	8.20	05/21/2019
			12,500	(2)	8.20	05/21/2019
			25,000	(2)	8.20	05/21/2019
			13,858	(7)	6.20	02/19/2019

(1)	Restricted shares remain subject to a reacquisition option in favor of the Company in the event Mr. Suriyakumar’s continuous service to the Company is terminated, which reacquisition option lapses on March 27, 2012.

(2)	Under the Company’s 2009 stock option exchange program, this stock option was exchanged for an option covering an equivalent number of shares with an exercise price of $8.20, equal to the closing price of the Company’s common stock on the New York Stock Exchange on May 21, 2009, the date of issuance of the replacement option. Fifty percent of the shares subject to the option vest on the first anniversary date of issuance and the remaining 50% of the shares subject to the option vest on the second anniversary of the date of issuance.

(3)	On April 17, 2008, we granted Mr. Mather 60,000 restricted shares of our common stock with an aggregate value of $916,800. One hundred percent of these shares of restricted common stock awarded to Mr. Mather will vest at the end of four years of continuous service to the Company.

(4)	These restricted shares remain subject to a reacquisition option in favor of the Company for failure to satisfactorily maintain and enhance our Sub-Hub software product, which reacquisition option lapses on November 10, 2011.

(5)	The option was granted on May 10, 2002 and vested at a rate of 20% on each of the first five anniversaries of the grant date.

(6)	Restricted shares remain subject to a reacquisition option in favor of the Company in the event Mr. Wijesuriya’s continuous service to the Company is terminated. These restricted shares were granted on October 28, 2009 and vest at the rate of 20% on each of the first five anniversaries of the grant date.

(7)	On February 19, 2009, Mr. Wijesuriya was granted an option to purchase 13,858 shares of our common stock under our 2005 Stock Plan, at an exercise price equal to $6.20, which was the closing price of our common stock on the NYSE on the date of grant. The option vests at a rate of 33.33% on each of the first three anniversaries of the grant date, subject to Mr. Wijesuriya’s continued employment with the Company.

Option Exercises and Stock Vested in 2009

None of our executive officers exercised stock options and no shares of restricted stock issued to our executive officers vested during 2009.

Pension Benefits

None of our executive officers participates in, or has account balances in, qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our executive officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Employment Contracts — Change in Control and Severance Arrangements

Employment Contracts

On February 3, 2005, we entered into employment agreements with Messrs. Suriyakumar and Roy. On July 27, 2007 we amended Mr. Suriyakumar’s agreement to extend his term of employment until February 9, 2011. The initial term of Mr. Roy’s employment agreement expired on February 9, 2008, but was automatically renewed in accordance with its terms on a year-to-year basis thereafter. On April 17, 2008, Mr. Roy’s employment agreement was amended to extend its term until March 31, 2011.

On December 4, 2006, we entered into an employment agreement with Mr. Mather, which includes an initial three-year term and automatic year-to-year renewal thereafter, subject to notice of non-renewal by the Company or Mr. Mather. On April 17, 2008, Mr. Mather’s employment agreement was amended to extend its term until March 31, 2012.

On February 23, 2009, we entered into an employment agreement with Mr. Wijesuriya, which includes an initial three-year term and automatic year-to-year renewal thereafter, subject to notice of non-renewal by the Company or Mr. Wijesuriya.

In March 2009, we entered into amendments to the employment agreements with our executive officers to provide for voluntary temporary reductions of their respective base salaries from the effective date of the reduction through January 31, 2010 (or, in the case of Mr. Suriyakumar, until his employment agreement is further amended). Under their respective amendments, Mr. Suriyakumar agreed to a 50% reduction in base salary and each of Messrs. Mather, Roy and Wijesuriya agreed to a 10% reduction in base salary. In addition, under the amendments, each of Messrs. Suriyakumar, Mather, Roy and Wijesuriya have agreed to a waiver of the bonus opportunity for the Company’s fiscal year 2009. Due to continued economic uncertainty in 2010, the employment agreements with our executive officers were further amended to provide for a temporary 10% reduction of their respective base salaries in fiscal year 2010.

Base salary and annual incentive bonus provisions under the employment agreements with our executive officers are described in greater detail in the “Base Salary” and “Annual Incentive Bonus” sections in the Compensation Discussion and Analysis of this proxy statement. The employment agreements with our executive officers also provide for payment of group medical, disability and life insurance premiums for our executive officers and their eligible dependents. In addition, the employment agreements with Messrs. Suriyakumar and Roy provide for payment of certain perquisites, including without limitation, automobile leasing and club membership dues. Our employment agreement with Mr. Mather also provides for the grant of an option to purchase 150,000 shares of our common stock at an exercise price of $33.10 per share (the closing price or our common stock on the NYSE on December 4, 2006, the date that Mr. Mather’s employment with the Company commenced). The exercise price of this stock option was subsequently modified to $8.20 in connection with our 2009 stock option exchange program.

Each of our executive officer’s employment agreement also includes customary covenants with respect to proprietary information and inventions. Among other things, the agreements obligate each executive officer to refrain from disclosing any of our proprietary information received during the course of employment and, subject to an exception under the California Labor Code, to assign to us any inventions conceived or developed during the course of employment.

Potential Payments Upon Change in Control or Termination

The employment agreements between us and each of Messrs. Suriyakumar, Roy, Mather and Wijesuriya each include change of control and severance arrangements, which provide as follows:

•	Kumarakulasingam Suriyakumar. If Mr. Suriyakumar is terminated without “Cause” (as defined below) or his employment terminates for “Good Reason” (as defined below), he is entitled to receive: (a) his base salary through the February 9, 2011 expiration of the employment agreement term; (b) continued payment of premiums for him and his eligible dependants to remain covered by our group medical insurance programs, until the earlier of (i) medical insurance coverage being available through another employer, (ii) termination of eligibility for his children under our policies and applicable laws, or (iii) qualification of him and his spouse, in each instance, for Medicare coverage; (c) continued payment of employer-paid benefits, including without limitation, the lease of automobiles, through the February 9, 2011 expiration of the employment agreement term, provided that the annual cost to the Company shall not exceed $10,000; and (d) immediate vesting of any unvested stock options, restricted stock or similar rights granted to him as of the effective date of termination. As of December 31, 2009, payment of all the foregoing in connection with termination of Mr. Suriyakumar’s employment without Cause or for Good Reason would have totaled approximately $845,376. Accelerated vesting of Mr. Suriyakumar’s restricted stock would have resulted in vesting of 15,504 shares of common stock that were unvested as of December 31, 2009 with an aggregate market value of approximately $108,683, based on the closing price on the NYSE on that date.

•	Jonathan R. Mather. If Mr. Mather is terminated without “Cause” (as defined below) or his employment terminates for “Good Reason” (as discussed below), he is entitled to receive: (a) his base salary for twelve months following the effective date of termination; (b) continued payment of premiums for Mr. Mather and his eligible dependants to remain covered by our group medical insurance programs for twelve months following the effective date of termination; and (c) immediate vesting of all unvested stock options, restricted stock or similar rights granted to him as of the effective date of termination; and (d) a pro-rated incentive bonus based on the number of days Mr. Mather is employed with us during the fiscal year in which his employment is terminated. As of December 31, 2009, payment of all of the foregoing in connection with termination of Mr. Mather’s employment without Cause or for Good Reason would have totaled approximately $1,119,197. Accelerated vesting of Mr. Mather’s outstanding stock options would have resulted in vesting of 150,000 shares of common stock subject to outstanding options as of December 31, 2009, with an aggregate market value of $0 (representing the aggregate amount by which the accelerated stock options would have been “in the money” on December 31, 2009). Accelerated vesting of Mr. Mather’s outstanding restricted stock would have resulted in vesting of 60,000 shares of restricted common stock outstanding as of December 31, 2009 with an aggregate market value of approximately $420,600. In the case of both stock options and restricted stock, the aggregate market value is based on the closing price on the NYSE on December 31, 2009.

•	Rahul K. Roy. If Mr. Roy is terminated without “Cause” (as defined below) or his employment terminates for “Good Reason” (as defined below), he is entitled to receive: (a) his then base salary through the March 31, 2011 expiration of his employment agreement term; (b) continued payment of premiums for him and his eligible dependants to remain covered by our group medical insurance programs for the period in which he is entitled to continue to receive his base salary; (c) continued payment of employer-paid benefits, including without limitation, automobile leasing, for the period in which he is entitled to continue to receive his base salary; and (d) immediate vesting of all unvested stock options, restricted stock or similar rights granted to him as of the effective date of termination. As of December 31, 2009, payment of all the foregoing in connection with termination of Mr. Roy’s employment without Cause or for Good Reason would have totaled approximately $820,354. Accelerated vesting of Mr. Roy’s outstanding stock options would have resulted in full vesting of 15,000 shares of common stock subject to options as of December 31, 2009 with an aggregate market value of approximately $0 (representing the aggregate amount by which the accelerated stock options would have been “in the money” on December 31, 2009). Accelerated vesting of Mr. Roy’s outstanding restricted stock would have resulted in full vesting of 28,253 shares of restricted common stock as of December 31, 2009 with an aggregate market value of approximately $198,054. In the case of both stock options and restricted stock, the aggregate market value is based on the closing price on the NYSE on December 31, 2009.

•	Dilantha Wijesuriya. If Mr. Wijesuriya is terminated without “Cause” (as defined below) or his employment terminates for “Good Reason” (as discussed below), he is entitled to receive: (a) his base salary for twelve months following the effective date of termination; (b) continued payment of premiums for Mr. Wijesuriya and his eligible dependants to remain covered by our group medical insurance programs for twelve months following the effective date of termination; and (c) immediate vesting of all unvested stock options, restricted stock or similar rights granted to him as of the effective date of termination. As of December 31, 2009, payment of all of the foregoing in connection with termination of Mr. Wijesuriya’s employment without cause or for “Good Reason” would have totaled approximately $483,465. Accelerated vesting of Mr. Wijesuriya’s outstanding stock options would have resulted in vesting of 66,358 shares of common stock subject to unvested options as of December 31, 2009, with an aggregate fair market value of approximately $11,225 (representing the aggregate amount by which the accelerated stock options would have been “in the money” on December 31, 2009). Accelerated vesting of Mr. Wijesuriya’s outstanding restricted stock would have resulted in full vesting of 30,000 shares of restricted common stock as of December 31, 2009 with an aggregate market value of approximately $210,300. In the case of both stock options and restricted stock, the aggregate market value is based on the closing price on the NYSE on December 31, 2009.

The severance payments and benefits described above are only payable if the executive officer executes and delivers to us an agreement releasing us and our related parties for all claims and liabilities that the executive officer may have against us and our related parties.

Under each of our employment agreements with Messrs. Suriyakumar, Roy, Mather and Wijesuriya:

•	“Cause” means a willful refusal to perform the duties set forth in the agreement or as delegated to him, gross negligence, self dealing or willful misconduct injurious to the Company, fraud or misappropriation of our business and assets, habitual insobriety or use of illegal drugs, any felony conviction or guilty plea that harms the reputation or business of the Company, or material breach of the employment agreement or any material policy of the Company.

•	“Good Reason” means a material change in his respective duties and responsibilities set forth in the employment agreement, without his written consent, a reduction in his compensation, other than as expressly provided in the employment agreement, a material breach by the Company of any other material terms of the employment agreement, or a change of control, as a result of which he is not offered the same or comparable position in the surviving company, or 12 months after accepting such position, he is terminated without Cause, or he terminates his employment for Good Reason, as provided in the employment agreement. In addition, under Mr. Mather’s agreement, termination for Good Reason includes termination resulting from relocation of his principal office to a site greater than 50 miles from Glendale, California. Each of our executive officers entered into amendments to their respective employment agreement in March 2009 and again in March 2010 in connection with a temporary reduction in base salary, thereby voluntarily waiving any claim for termination for Good Reason due to a temporary base salary reduction in fiscal year 2009 and fiscal year 2010.

•	“Change of Control” means: (a) our being merged with any other corporation, as a result of which we are not the surviving company or our shares are not exchanged for or converted into more than 50% of the voting securities of the merged company; (b) our sale or transfer of all or substantially all of our assets; or (c) any third party becoming the beneficial owner in one transaction or a series of transactions within 12 months, of at least 50% of our voting securities

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our Compensation Committee from January 2009 to December 2009 were Messrs. Perez de la Mesa, Formolo, and McCluggage. Mr. McNulty has been a member of our Compensation Committee since June 2009. No member of our Compensation Committee during the last fiscal year (i) was, during fiscal year 2009, an officer or employee of the Company, (ii) was formerly an officer of the Company, or (iii) had any relationship requiring disclosure under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain of our directors, executive officers, 5% beneficial owners and their affiliates have engaged in transactions with us in the ordinary course of business. We believe these transactions involved terms comparable to terms that would be obtained from an unaffiliated third party at the times the transactions were consummated. The following is a description of these transactions during our fiscal year ended December 31, 2009.

Related Party Real Property Leases

During our fiscal year ended December 31, 2009, we were a party to real property leases with entities owned by our former Chairman of the board and greater-than-5% stockholder, Mr. Chandramohan, and our current Chairman of the board, President and Chief Executive Officer, Mr. Suriyakumar, for eight of our facilities located in Los Angeles, California, San Jose, California, Irvine, California, Sacramento, California, Oakland, California, Gaithersburg, Maryland, Costa Mesa, California and Monterey Park, California. These facilities are leased to us under written lease agreements between us and Sumo Holdings Los Angeles, LLC, Sumo Holdings San Jose, LLC, Sumo Holdings Irvine, LLC, Sumo Holdings Sacramento, LLC (for both Sacramento and Oakland, California facilities), Sumo Holdings Maryland, LLC, Sumo Holdings Costa Mesa, LLC, and Dieterich-Post Company, respectively. Messrs. Chandramohan and Suriyakumar are the only members of each of the Sumo Holdings limited liability companies and collectively own 85% of the outstanding shares of Dieterich-Post Company.

Under these real property leases, we paid these entities rent in the aggregate amount of $1,586,000 in 2009. We were also obligated to reimburse these entities for certain real property taxes and the actual costs incurred by these entities for insurance and maintenance on a triple net basis.

Consulting Agreement

Effective January 1, 2008, we entered into a consulting arrangement with Sathiyamurthy Chandramohan, the former Chairman of our board of directors, which arrangement was subsequently memorialized in a written consulting agreement between the Company and Mr. Chandramohan. The term of the consulting agreement will expire on June 30, 2010. Pursuant to the consulting agreement, we engaged Mr. Chandramohan to provide consulting services to the board and such other matters as the board may request. Pursuant to the consulting agreement, Mr. Chandramohan is entitled to receive $27,083.33 per month in consulting fees during the term of the agreement.

Policies and Procedures Regarding Related Transactions

The real property leases described above were originally entered into by us between November 17, 1997 and September 23, 2003. Our board of directors determined that, as of the February 2005 closing of our initial public offering, we would not enter into any arrangements to lease any additional facilities from Messrs. Chandramohan and Suriyakumar or their affiliates. Our board of directors requires that any extensions of the existing real property leases will not be approved if the proposed base rent exceeds the then-existing fair market rate in the applicable geographic market. Our Chief Financial Officer reviews relevant market data to ensure that lease term base rent for any extension term does not exceed the fair market rate and is authorized to consult with and retain the services of professionals, as necessary, to determine prevailing market rental rates.

In addition to the guidelines regarding real property leases, guidelines adopted by our board of directors require that the board review and approve any proposed transaction with any principal stockholder, director, or executive officer, including their affiliates and other related persons. Pursuant to these guidelines, our board of directors reviewed and approved the compensation under the consulting agreement with Mr. Chandramohan described above.

Indemnification Agreements

We have entered into, and expect to continue to enter into, indemnification agreements with our directors and executive officers that provide indemnification under certain circumstances for acts and omissions that may not be covered by any directors’ and officers’ liability insurance. The indemnification agreements may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers and directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain officers’ and directors’ insurance if available on reasonable terms.

Registration Rights Agreement

On April 10, 2000, we entered into a registration rights agreement with Messrs. Chandramohan and Suriyakumar, and with certain other holders of our common stock and holders of warrants to purchase our common stock, including entities affiliated with our director, Mr. Formolo, and our former director, Mr. Code, which registration rights agreement was amended as of December 29, 2004. Currently, the registration rights agreement is only in effect with respect to shares held by Messrs. Chandramohan and Suriyakumar (or entities in which they control a majority of voting shares), which are entitled to certain rights with respect to the registration of such shares under the Securities Act. These registration rights are summarized below.

Piggyback Registrations.  If we propose to register any of our equity securities under the Securities Act (other than pursuant to a demand registration of registrable securities or a registration on Form S-4 or Form S-8) for us or for holders of securities other than the registrable securities, we will offer the holders of registrable securities the opportunity to register their registrable securities.

Conditions and Limitations; Expenses.  The registration rights are subject to conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under specified circumstances. We will pay the registration expenses of the holders of registrable securities in demand registrations and piggyback registrations in connection with the registration rights agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors and certain officers of the company and persons who own more than 10% of our common stock to file with the SEC initial reports of beneficial ownership (Form 3) and reports of subsequent changes in their beneficial ownership (Form 4 or Form 5) of ARC’s common stock. Such directors, officers and greater-than-10% stockholders are required to furnish us with copies of the Section 16(a) reports they file. The SEC has established specific due dates for these reports, and ARC is required to disclose in this report any late filings or failures to file.

Based solely on our review of copies of the Section 16(a) reports received or written representations from such officers, directors and greater-than-10% stockholders, we believe that all Section 16(a) filings applicable to our officers, directors and greater-than-10% stockholders were complied with during the fiscal year ended December 31, 2009, with the exception of one Form 3 that was not timely filed in connection with James F. McNulty’s appointment to our board of directors in fiscal year 2009 and one Form 4 that was not timely filed in respect of a restricted stock grant to Dilantha Wijesuriya during fiscal year 2009.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Appointment of Auditors

Deloitte & Touche LLP (“Deloitte”) was appointed as our independent auditors for the fiscal year ended December 31, 2009 and has audited our financial statements for the 2009 fiscal year. The Audit Committee has appointed Deloitte to be our independent auditors for the fiscal year ending December 31, 2010. ARC stockholders are asked to ratify this appointment at the 2010 annual meeting. Representatives of Deloitte will be present at the meeting to respond to appropriate questions and to make a statement if they so desire.

Auditor Fees

A summary of the services provided by Deloitte, our independent auditors for the fiscal year ended December 31, 2009, and fees billed for such services (in thousands), is as follows:

2009

Audit fees(a)	$800
Audit related fees(b)	88
Tax fees	—
All other fees	—

$888

(a)	Consists of aggregate fees billed or expected to be billed for professional services rendered for the audit of our annual consolidated financial statements for the fiscal year ended December 31, 2009, reviews of condensed consolidated financial statements in the Company’s quarterly reports on Form 10-Q for the fiscal year ended December 31, 2009.

(b)	Consists of aggregate fees billed or expected to be billed for assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements for the fiscal year ended December 31, 2009 and are not included in the audit fees listed above. This category includes fees related to accounting consultations, consultations concerning financial accounting and reporting standards, and audit services not required by statute or regulation.

PricewaterhouseCoopers LLP (“PwC”) previously served as our independent auditors beginning with the fiscal year ended December 31, 2003 through the fiscal year ended December 31, 2008. A summary of the services provided by PwC, our independent auditors for the fiscal year ended December 31, 2008, and fees billed for such services (in thousands), is as follows:

2008

Audit fees(a)	$1,980
Audit related fees(b)	124
Tax fees(c)	554
All other fees(d)	2

$2,660

(a)	Consists of aggregate fees billed for professional services rendered for the audit of our annual consolidated financial statements for the fiscal year ended December 31, 2008 and reviews of condensed consolidated financial statements in the Company’s quarterly reports on Form 10-Q for the fiscal year ended December 31, 2008.

(b)	Consists of aggregate fees billed for assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements for the fiscal year ended December 31, 2008 and are not included in the audit fees listed above. This category includes fees related to accounting consultations, consultations concerning financial accounting and reporting standards, and audit services not required by statute or regulation.

(c)	Consists of aggregate fees billed for tax compliance, tax advice, and tax planning for the fiscal year ended December 31, 2008.

(d)	Consists of aggregate fees billed for all other services not included in the three categories set forth above for the fiscal years ended December 31, 2008.

The Audit Committee has adopted a pre-approval policy governing the engagement of the Company’s independent registered public accounting firm for all audit and non-audit services. The Audit Committee’s pre-

approval policy provides that the Audit Committee must pre-approve all audit services and non-audit services to be performed for the Company by its independent registered public accounting firm prior to their engagement for such services. The Audit Committee pre-approval policy establishes pre-approved categories of certain non-audit services that may be performed by the Company’s independent registered public accounting firm during the fiscal year, subject to dollar limitations that may be set by the Audit Committee. Pre-approved services include certain audit related services, tax services and various non-audit related services. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee may delegate pre-approval authority to one or more of its members. The member(s) to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next meeting. One hundred percent of the services provided by Deloitte during 2009 and PwC during 2008 were approved by the Audit Committee in accordance with the pre-approval procedures described above.

Under Company policy and/or applicable rules and regulations, the independent registered public accounting firm is prohibited from providing the following types of services to the Company: (1) bookkeeping or other services related to the Company’s accounting records or financial statements, (2) financial information systems design and implementation, (3) appraisal or valuation services, fairness opinions or contribution-in-kind reports, (4) actuarial services, (5) internal audit outsourcing services, (6) management functions, (7) human resources, (8) broker-dealer, investment advisor or investment banking services, and (9) legal services.

Vote Required For Ratification

The Audit Committee has sole authority to appoint ARC’s independent auditors for fiscal year 2010 pursuant to the terms of the Audit Committee Charter. Accordingly, stockholder approval is not required to appoint Deloitte as ARC’s independent auditors for fiscal year 2010. The board believes, however, that submitting the appointment of Deloitte to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment of Deloitte, the Audit Committee will review its future selection of independent auditors.

The ratification of the appointment of Deloitte as ARC’s independent auditors for fiscal year 2010 requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE
RATIFICATION OF DELOITTE & TOUCHE LLP AS ARC’S
INDEPENDENT AUDITORS FOR FISCAL YEAR 2010

ADDITIONAL INFORMATION

Householding

Under rules adopted by the SEC, we are permitted to deliver a single set of any proxy statement, information statement, annual report and prospectus to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, called householding, allows us to reduce the number of copies of these materials we must print and mail. Even if householding is used, each stockholder will continue to receive a separate proxy card or voting instruction card.

The Company is not householding for those stockholders who hold their shares directly in their own name. If you share the same last name and address with another Company stockholder who also holds his or her shares directly, and you would each like to start householding for the Company’s annual reports, proxy statements, information statements and prospectuses for your respective accounts, then please contact us at American Reprographics Company, 700 North Central Avenue, Suite 550, Glendale, California 91203, Attention: Jonathan R. Mather, Secretary, telephone (818) 500-0225.

This year, some brokers and nominees who hold Company shares on behalf of stockholders may be participating in the practice of householding proxy statements and annual reports for those stockholders. If your household received a single proxy statement and annual report for this year, but you would like to receive your own copy this year, please contact us at, American Reprographics Company, 700 North Central Avenue, Suite 550, Glendale, California 91203, Attention: Jonathan R. Mather, Secretary, telephone (818) 500-0225, and we will promptly send you a copy. If a broker or nominee holds Company shares on your behalf and you share the same last name and address with another stockholder for whom a broker or nominee holds Company shares, and together both of you would like to receive only a single set of the Company’s disclosure documents, please contact your broker or nominee as described in the voting instruction card or other information you received from your broker or nominee.

If you consent to householding, your election will remain in effect until you revoke it. Should you later revoke your consent, you will be sent separate copies of those documents that are mailed at least 30 days or more after receipt of your revocation.

Stockholder Proposals for the 2011 Annual Meeting

In order to present a proposal at our 2011 annual meeting, a stockholder must comply with the specific requirements set forth in our Second Amended and Restated Bylaws, including the requirement to provide notice in writing to our secretary at our principal executive offices not later than the 90th day nor earlier than the 120th day before the one-year anniversary of our 2010 annual meeting of stockholders. The stockholder’s notice must include the specific items set forth in our Second Amended and Restated Bylaws. If a stockholder submits a proposal pursuant to our bylaws, we are not required to include that proposal in our proxy materials for the 2011 annual meeting of stockholders.

In order to submit a proposal for inclusion in our proxy materials for the 2011 annual meeting of stockholders, a stockholder must comply with the deadline and requirements under Rule 14a-8 of the Exchange Act.

You may contact our secretary c/o American Reprographics Company, 700 North Central Avenue, Suite 550, Glendale, California 91203, Attention: Jonathan R. Mather, Secretary, telephone (818) 500-0225 to request a printed copy of the relevant provision of our Second Amended and Restated Bylaws regarding the requirements for presenting stockholder proposals at our annual meetings of stockholders.

Additional Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the public reference room. The SEC maintains an internet site that contains annual, quarterly and current reports, proxy and information statements and other information that issuers file electronically with the SEC. The SEC’s internet site is www.sec.gov.

Our internet address is www.e-arc.com. You can access our Investor Relations webpage through our internet site, www.e-arc.com, by clicking on the “Investor Relations” link at the top of the page. We make available free of charge, on or through our Investor Relations webpage, our proxy statements, annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to the Exchange Act, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. We also make available, through our Investor Relations webpage, statements of beneficial ownership of our equity securities filed by our directors, officers, 10% or greater stockholders and others under Section 16 of the Exchange Act. The reference to our website address does not constitute incorporation by reference of the information contained in the website and should not be considered part of this document.

A copy of our Code of Conduct, as defined under Item 406 of Regulation S-K, including any amendments thereto or waivers thereof, our Corporate Governance Guidelines, and board committee charters can also be accessed on our website www.e-arc.com, by clicking on the “Investor Relations” link at the top of the page and then selecting “Corporate Governance” from the Investor Relations webpage. Our Code of Conduct applies to all directors, officers and employees, including our Chief Executive Officer, our Chief Financial Officer and our Controller. We will post any amendments to the Code of Conduct, and any waivers that are required to be disclosed by the rules of either the SEC or the NYSE, on our internet site.

You can request a printed copy of these documents, excluding exhibits, at no cost, by contacting Investor Relations at 925-949-5100 or by sending a request by mail to 1981 N. Broadway, Suite 385, Walnut Creek, California 94596, Attention: David Stickney, Vice President Corporate Communications.

YOUR VOTE AT THIS YEAR’S ANNUAL MEETING OF STOCKHOLDERS IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY.

By order of the Board of Directors,

Jonathan R. Mather
Chief Financial Officer and Secretary

March 24, 2010

AMERICAN
REPROGRAPHICS COMPANY ATTN: Tracey Luttrell 1981 N. BROADWAY, STE 385 WALNUT CREEK, CA 94596
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors
recommends that you vote FOR the following:
For Withhold For All
All All Except
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors
Nominees
1 K. Suriyakumar 6 Manuel Perez de la Mesa
2 Thomas J. Formolo 03 Dewitt Kerry McCluggage 04 James F. McNulty 05 Mark W. Mealy 7 Eriberto R. Scocimara
The Board of Directors recommends you vote FOR the following proposal(s):
2 Ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for 2010.
Please indicate if you plan to attend this meeting
Yes No
0000052928_1 R2.09.05.010 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
Signature (Joint Owners) Date
Signature [PLEASE SIGN WITHIN BOX] Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com .
AMERICAN REPROGRAPHICS COMPANY
This proxy is solicited by the Board of Directors Annual Meeting of Stockholders 4/29/2010 9:00 a.m. PDT
The undersigned hereby appoints Jonathan R. Mather, Chief Financial Officer and Secretary of ARC, and Kumarakulasingam Suriyakumar, the Chairman of the Board, Chief Executive Officer, President and a director of ARC, and each of them, with full power of substitution, proxies of the undersigned to vote all shares of Common Stock of American Reprographics Company held by the undersigned on March 10, 2010, at the annual meeting of stockholders to be held at the Diablo Country Club, 1700 Clubhouse Road, Diablo, California 94528 on Thursday, April 29, 2010, at 9:00 a.m. PDT, and at any postponements or adjournments thereof. Without limiting the authority granted herein, the above named proxies are expressly authorized to vote as directed by the undersigned as to those matters set forth on the reverse side hereof. If no directions are given, this Proxy will be voted for all of the director nominees named on the reverse side under Item 1 and for Item 2. The above named proxies will vote in their discretion on all other matters that are properly brought before the annual meeting. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.
0000052928_2 R2.09.05.010
Continued and to be signed on reverse side